Exhibit 10.1

ASSET PURCHASE AGREEMENT

dated as of April 12, 2023

by and among

PLx Acquisition Company, LLC

as Buyer,

and

PLx Pharma Inc.

and

PLX OPCO INC.,

as Sellers

Page:

Article I. Definitions	1
1.1 Defined Terms.	1
1.2 Interpretation.	16
Article II. Acquired Assets and Assumption Of Liabilities	17
2.1 Assets to be Acquired.	17
2.2 Excluded Assets.	18
2.3 Liabilities to be Assumed by Buyer.	18
2.4 Excluded Liabilities.	18
2.5 Receipt of Misdirected Assets; Liabilities.	18
2.6 Assumption and Assignment of Contracts	18
Article III. Closing; Purchase Price	19
3.1 Closing; Transfer of Possession; Certain Deliveries	19
3.2 Consideration.	20
3.3 Deposit.	20
3.4 Allocation of Purchase Price.	21
Article IV. Representations and Warranties of Sellers	21
4.1 Organization.	21
4.2 Authorization of Transactions.	22
4.3 Consents and Approvals.	22
4.4 No Conflicts.	22
4.5 Acquired Assets.	22
4.6 Litigation; Orders.	23
4.7 Books and Records.	23
4.8 Compliance with Laws; Permits.	23
4.9 Contracts.	23
4.10 Real Property.	24
4.11 Intellectual Property.	24
4.12 Brokers’ Fees and Commissions.	25
4.13 Financial Statements.	25
4.14 Regulatory Matters.	26
4.15 Taxes.	27
4.16 Insurance.	28
4.17 Interested Party Transactions.	28
4.18 Disclosure.	28

i

Page:

Article V. Representations and Warranties of Buyer	29
5.1 Organization.	29
5.2 Due Authorization, Execution and Delivery; Enforceability.	29
5.3 Governmental Approvals.	29
5.4 No Conflicts.	29
5.5 Sufficiency of Funds.	30
5.6 Adequate Assurances Regarding Executory Contracts.	30
5.7 Exclusive Representations and Warranties.	30
5.8 As Is and Where Is	30
Article VI. Covenants of The Parties	30
6.1 Interim Operating Covenants.	30
6.2 Access.	33
6.3 Public Announcements.	34
6.4 Tax Matters.	34
6.5 Commercially Reasonable Efforts.	34
6.6 Further Assurances.	35
6.7 Bankruptcy Court Matters.	36
6.8 Cure Costs.	38
6.9 Solicitation of Alternative Transactions in Accordance with Bidding Procedures.	38
6.10 Notification of Certain Matters.	38
6.11 Confidentiality	39
6.12 Approvals and Consents.	39
6.13 Update of Disclosure Schedules.	39
6.14 Permits.	40
6.15 Bulk Transfer Laws.	40
6.16 Buyer Deficiency Claim.	40
6.17 Preservation of Records.	40
6.18 Third-Party Consents.	40
Article VII. Conditions to Obligations of The Parties	41
7.1 Conditions Precedent to Obligations of Buyer.	41
7.2 Conditions Precedent to the Obligations of Sellers.	42
7.3 Frustration of Conditions Precedent.	43
Article VIII. Termination	43
8.1 Termination of Agreement.	43
8.2 Consequences of Termination.	45

ii

Page:

Article IX. Miscellaneous	45
9.1 Expenses.	45
9.2 Assignment.	46
9.3 Parties in Interest.	46
9.4 Notices.	46
9.5 Choice of Law.	47
9.6 Entire Agreement; Amendments and Waivers.	47
9.7 Counterparts; Facsimile and Electronic Signatures.	48
9.8 Severability.	48
9.9 Headings.	48
9.10 Exclusive Jurisdiction; Specific Performance.	48
9.11 WAIVER OF RIGHT TO TRIAL BY JURY.	49
9.12 Survival.	49
9.13 Non-Recourse.	49
9.14 Disclosure Schedules.	50
9.15 Mutual Drafting.	50
9.16 Time of Essence.	50

iii

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of April 12, 2023 (the “Agreement Date”), is by and among PLx Pharma Inc., a Delaware corporation (the “Company”) and PLx Opco Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (together with the Company, “Sellers” and each, a “Seller”) and PLx Acquisition Company, LLC, a Delaware limited liability company and wholly-owned subsidiary of Greenwood (“Buyer”). Each Seller and Buyer are referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Sellers are a specialty pharmaceutical company focused on their clinically-validated and patent-protected PLxGuard drug delivery platform, with their lead product being Vazalore®, an over-the-counter proprietary aspirin product (the “Business”);

WHEREAS, Market Performance Group, LLC, a Delaware limited liability company (“MPG”) and Greenwood Brands, LLC, a New York limited liability company (“Greenwood”), which are Affiliates of Buyer, provide Sellers with warehousing, distribution, sales, and collections support in respect of VAZALORE® pursuant to various commercial arrangements, including that certain Warehousing and Distribution Services Agreement, dated as of July 1, 2021, that certain Commercial Sales and Support Agreement, dated as of May 1, 2019, and that certain Dashboards and Sales Analyst Support Services Agreement, dated as of May 6, 2020;

WHEREAS, MPG and Greenwood, collectively, assert secured Claims against Sellers in excess of $7,500,000 in the aggregate as of the date hereof;

WHEREAS, Sellers intend to file voluntary petitions for relief under Chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) following the execution of this Agreement (the “Chapter 11 Cases”); and

WHEREAS, Sellers have agreed to sell and assign to Buyer, and Buyer has agreed to serve as a stalking horse purchaser to purchase and assume, the Acquired Assets as of the Closing, subject to higher and better offers Sellers may receive and the terms and conditions set forth in this Agreement and in accordance with sections 105, 363, and 365 and other applicable provisions of the Bankruptcy Code.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I.
Definitions

1.1 Defined Terms. As used herein, the terms below shall have the following respective meanings:

“Acquired Assets” shall mean all properties, assets, interests and rights of every nature, tangible and intangible of Sellers (real or personal, now or existing or hereafter acquired, whether or not reflected on the books or financial statements of Sellers) relating to the Business, and including the following assets, and provided, that the Excluded Assets shall not be Acquired Assets:

(a) all of Sellers’ rights, title, and interests in and to Inventory;

(b) all of Sellers’ rights, title, and interests in and to accounts receivable, including all trade and non-trade accounts receivable, notes receivable, negotiable instruments, and chattel paper owned or held, together with any unpaid interest of fees accrued thereof or other amounts due with respect thereto;

(c) all of Sellers’ rights, title, and interests in and to the Retailer Escrowed Funds as provided in Section 6.1(b)(iii);

(d) all Seller Intellectual Property, including (without limitation), those items listed in Section 4.11(a) of the Disclosure Schedules;

(e) all equipment and machinery;

(f) all Avoidance Actions;

(g) all Acquired Claims;

(h) all third-party warranties, representations, guarantees, refunds, rights of recovery, rights of set-off or counterclaim and rights of recoupment of every kind and nature for the benefit of, or enforceable by, any Seller in each case to the extent arising from or relating to the Business and the Acquired Assets;

(i) to the extent transferrable under applicable Law, any Tax credits, Tax refunds, Tax deposits, Tax rebates, Tax attributes, and prepaid Tax amounts of the Sellers;

(j) the Assumed Contracts;

(k) all rights of any Seller under nondisclosure or confidentiality, non-compete, or non-solicitation agreements, including with regard to current and former employees and agents of any Seller or with third parties related to the Acquired Assets, the Assumed Liabilities, or the Business (or any portion thereof);

(l) all insurance policies and all rights of any nature with respect to any such insurance policy, including all claims and proceeds under such insurance policies, and including related letters of credit, cash or other assets that serve as collateral with respect thereto; except for Sellers’ directors’ and officers’ insurance policies, which, for the avoidance of doubt, are defined as “Excluded Assets” hereunder;

2

(m) to the extent transferrable, all security deposits and any other deposits held by vendors, trade creditors, or any other party, other than the deposit maintained by Sellers pursuant to the order approving Sellers’ ‘first-day’ utility motion;

(n) any and all proceeds relating to any and all bonds, letters of credit, guarantees or other security provided by any Seller and any and all insurance, condemnation and similar proceeds;

(o) all worldwide Governmental Authorizations, to the extent transferable, relating to any Acquired Asset or Assumed Liability, held by Sellers as of the Closing and all rights under, interests in and deposits under the foregoing, and pending applications for any thereof;

(p) subject to Section 6.17, all Acquired Business Information, in the possession or reasonable control of any Seller and whether in hard or electronic format;

(q) all goodwill associated with the Business, the Acquired Assets, or the Assumed Liabilities;

(r) all prepaid expenses of Sellers relating to any of the Assumed Contracts;

(s) financial, marketing and business data, pricing and cost information, business and marketing plans, servers, offsite and backup storage, files, correspondence, records, data, plans, reports and recorded knowledge, historical trademark files, prosecution files of any Seller in whatever media retained or stored, including computer programs and disks, in each case used in, held for use in, or relating to the Business or the Acquired Assets, including files in the possession of or under the control of Sellers;

(t) all of Sellers’ rights of publicity and all similar rights, including all commercial merchandising rights; and

(u) to the extent requested by Buyer and assignable to Buyer under applicable Law, all Regulatory Authorizations and Regulatory Documentation associated with the Product or Seller Intellectual Property (the “Transferred Permits”).

“Acquired Business Information” shall mean all books and records, including financial information, files, ledgers, documentation, instruments, research, reports, papers, data, marketing materials and information, computer codes and sourcing data, supplier lists, cost and pricing information, business plans, and manuals, research and development files, sales or technical literature or similar information that, in each case, relating to the Business or the Acquired Assets, that is in the possession or control of any Seller.

“Acquired Claims” shall mean all causes of action, lawsuits, judgments, Claims, refunds, rights of recovery, rights of setoff, counterclaims, defenses, demands, remedies, warranty claims, rights to indemnification, contribution, advancement of expenses or reimbursement, or similar rights (whether choate or inchoate, known or unknown, contingent or noncontingent) available to Sellers or their estates as of the time of Closing against (a) Buyer or any of its Affiliates (other than Claims pursuant to this Agreement or arising out of the Transactions contemplated hereby), (b) any person who at any time at or prior to Closing served or may serve as a director, officer, manager, employee or advisor of any Seller and any shareholder or Related Party of any Seller, (c) any customer, supplier, manufacturer, distributor, broker, or vendor of any Seller or any other Person with whom any Seller has an ordinary course commercial relationship, and (d) any other third party.

3

“Affiliate” shall, with respect to any Person, mean any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, through ownership of voting securities or rights, by contract, as trustee, executor or otherwise.

“Agreement” shall mean this Asset Purchase Agreement, together with the exhibits and the Disclosure Schedules, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Agreement Date” shall have the meaning specified in the Preamble.

“Allocation” shall have the meaning specified in Section 3.4.

“Alternative Transaction” shall mean (a) the approval by the Bankruptcy Court of a sale or sales of any portion of the Acquired Assets to a Person other than Buyer, or (b) the filing of a chapter 11 plan that does not contemplate the sale of the Acquired Assets to Buyer in accordance with the terms hereof.

“Assumed Contracts” shall have the meaning specified in Section 2.6(a).

“Assumed Liabilities” shall mean the Liabilities, including Cure Costs to the extent applicable, of Sellers that Buyer may agree to assume, in its sole discretion, pursuant to the terms of this Agreement and the Sale Order, and as set forth in Section 1.1(a) of the Disclosure Schedules.

“Auction” shall have the meaning set forth in the Bidding Procedures Order.

“Avoidance Actions” shall mean any and all avoidance claims or causes of action available to Sellers under Chapter 5 of the Bankruptcy Code (including sections 544, 545, 547, 548, 549, 550 and 553) or any similar actions under any other applicable Law (whether or not asserted as of the Closing Date).

“Back-Up Bidder” shall have the meaning specified in Section 6.9(b).

“Bankruptcy Code” shall have the meaning specified in the Recitals.

“Bankruptcy Court” shall have the meaning specified in the Recitals.

“Bidding Procedures” shall mean bidding procedures approved by the Bankruptcy Court pursuant to the Bidding Procedures Order, which shall be in form and substance acceptable to Buyer.

4

“Bidding Procedures Motion” shall mean the motion of Sellers seeking entry of the Bidding Procedures Order and Sale Order, which shall be in form and substance acceptable to Buyer.

“Bidding Procedures Order” shall mean an Order of the Bankruptcy Court approving the Bidding Procedures, which shall be in form and substance acceptable to Buyer.

“Bid Protections” shall mean (i) the Break-Up Fee, and (ii) Expense Reimbursement.

“Bill of Sale and Assignment and Assumption Agreement” shall mean a bill of sale and assignment and assumption agreement to be entered into by Sellers and Buyer concurrently with the Closing, substantially in the form of Exhibit A.

“Break-Up Fee” shall be an amount equal to $100,000.

“Business” shall have the meaning specified in the Recitals.

“Business Day” shall mean any day other than a Saturday, Sunday or a legal holiday on which banking institutions in the State of New York are not required to open.

“Buyer” shall have the meaning specified in the Preamble.

“Cash Consideration” shall have the meaning specified in Section 3.2(a).

“Chapter 11 Cases” shall have the meaning specified in the Recitals.

“Claim” shall mean all actions, claims, counterclaims, suits, proceedings, rights of action, causes of action, Liabilities, losses, damages, remedies, penalties, judgments, settlements, costs, expenses, fines, disbursements, demands, reasonable costs, fees and expenses of counsel, including in respect of investigation, interest, demands and actions of any nature or any kind whatsoever, known or unknown, disclosed or undisclosed, accrued or unaccrued, matured or unmatured, choate or inchoate, legal or equitable, and arising in tort, contract or otherwise, including any “claim” as defined in the Bankruptcy Code.

“Closing” shall have the meaning specified in Section 3.1(a).

“Closing Date” shall have the meaning specified in Section 3.1(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning specified in the Recitals.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated January 10, 2018, between the Company and Buyer.

“Contract” shall mean any contract, agreement, franchise agreement, indenture, note, bond, loan, instrument, conditional sales contract, purchase order, mortgage, license, franchise, insurance policy, letter of credit, commitment or other binding arrangement or commitment, whether or not in written form, that is binding upon a Person or any of its property.

5

“Contracting Parties” shall have the meaning specified in Section 9.13.

“Copyrights” shall have the meaning specified in the definition of “Intellectual Property”

“Credit Bid Consideration” shall have the meaning specified in Section 3.2(a).

“Cure Costs” shall mean all amounts required to be paid pursuant to section 365(b) of the Bankruptcy Code in connection with the assumption and assignment of the Assumed Contracts, or otherwise to effectuate, pursuant to the Bankruptcy Code, the assumption and assignment of the Assumed Contracts.

“Deposit” shall have the meaning specified in Section 3.3(a).

“Disclosure Schedules” shall mean the disclosure schedules, delivered by Sellers and Buyer concurrently with the execution and delivery of this Agreement, as amended from time to time in accordance with and subject to the terms hereof.

“Escrow Account” shall mean the account established by the Escrow Agent to hold the Deposit.

“Escrow Agent” shall mean Young Conaway Stargatt & Taylor, LLP.

“Escrow Agreement” shall mean the escrow agreement by and among Escrow Agent, Buyer, and Sellers.

“Excluded Assets” shall mean all assets of the Sellers that are not Acquired Assets as specifically set forth herein, except for:

(a) all cash on hand, and bank accounts, of the Sellers as of the Closing;

(b) all assets and rights of every nature related to benefit plans of Sellers;

(c) each Excluded Contract;

(d) all furniture, office supplies and other tangible personal property located at Sellers’ leased real property;

(e) capital stock of Sellers or any securities convertible into, exchangeable, or exercisable for shares of capital stock or other equity interest of each Seller;

(f) all of Sellers’ certificates of incorporation and other organizational documents, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, stock transfer books, stock certificates, and other documents primarily relating to the organization, maintenance and existence of any Seller;

(g) any (i) confidential personnel and medical records pertaining to any employees of Sellers, or (ii) other records, in either case, that Sellers are required by Law to retain, including Tax Returns, taxpayer and other identification numbers, financial statements and corporate or other entity filings; provided that, to the extent permitted by applicable Law, Buyer shall have the right to obtain copies of any portions of such retained Records and documents to the extent that such portions relate to the Business or any Acquired Asset or are otherwise necessary for Buyer to comply with applicable Law;

6

(h) any Retained Privileged Materials;

(i) Sellers’ directors and officers’ insurance policies, and all rights and benefits of any nature of the Sellers with respect thereto, including all insurance recoveries thereunder, credits, refunds and rights to assert claims with respect to any such insurance recoveries thereunder;

(j) Sellers’ claims or other rights under this Agreement, including the right to be paid the Purchase Price hereunder at the Closing in accordance with the terms hereof, or Sellers’ rights under any agreement, certificate, instrument, or other document executed and delivered between any Seller and Buyer in connection with the transactions contemplated hereby entered into on or after the date hereof; and

(k) any other asset of Sellers listed in Section 1.1(b) of the Disclosure Schedules.

“Excluded Contracts” shall mean all Contracts other than Assumed Contracts.

“Excluded Liabilities” shall mean any Liabilities of Sellers and their Affiliates that are not Assumed Liabilities, including:

(a) Excluded Taxes;

(b) all Liabilities relating to employees of Sellers, including, but not limited to:

(i) all payroll and benefits, including accrued and unused vacation hours, sick time, or other paid time off, deferred compensation, retention, incentive, or severance programs, or any other compensation arrangement;

(ii) all Liabilities, if any, under the WARN Act related to the Transactions;

(iii) all COBRA obligations and related Liabilities with respect to all covered current and former employees of a Seller and their beneficiaries;

(c) any Cure Costs in excess of the Cure Cost Cap; and

(d) all other Liabilities set may be forth in Section 1.1(c) of the Disclosure Schedules.

7

“Excluded Taxes” shall mean (i) all Taxes of any Seller or any Affiliate of any Seller or for which any Seller or any Affiliate of any Seller is liable, for any taxable period, (ii) all Taxes relating to the Acquired Assets, the Business, or Assumed Liabilities arising from or related to a Pre-Closing Tax Period; (iii) half of all Transfer Taxes related to the Transactions, subject to Section 6.4; (iv) Taxes that arise out of failure of any Seller or any Affiliate of any Seller to comply with the requirements and provisions of any bulk sales, bulk transfer, or similar laws of any jurisdiction arising from or related to a Pre-Closing Tax Period; and (v) other Taxes of any Seller or any Affiliate of any Seller of any kind or description (including any Liability for Taxes of any Seller or any Affiliate of any Seller) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of Contract or Law.

“Expense Reimbursement” shall mean all reasonable and documented out-of-pocket costs, fees, and expenses incurred by Buyer since March 1, 2023, in connection with the Transactions (including, without limitation, attorney fees and any other amounts incurred to accountants and other professionals) up to an aggregate amount of $400,000.

“FD&C Act” shall have the meaning specified in the definition of “Health Law”.

“FDA” shall mean the United States Food and Drug Administration, or any similar Governmental Entity.

“Federal Health Care Program” shall mean any “federal health care program” as such term is defined in 42 U.S.C. §1320a-7b(f), including Medicare (including Medicare Part D and Medicare Advantage), Medicaid and any state health plan adopted pursuant to Title XIX of the Social Security Act, the Children’s Health Insurance Program (CHIP), CHAMPUS/ TRICARE and similar or successor programs that are funded, in whole or in part, by or for the benefit of the government of the United States of America.

“First Deposit Payment” shall have the meaning specified in Section 3.3(a).

“Fraud” shall mean an actual and intentional misrepresentation of material facts with respect to (i) the making of any representation or warranty of Sellers set forth in Article 4 or in any other Transaction Document, (ii) the making of the covenants or agreements by Sellers in this Agreement or in any other Transaction Document, or (iii) the certifications of Sellers or Buyer, respectively, set forth in the certificates delivered by Sellers and Buyer pursuant to Section 7.1(d) and Section 7.2(d), respectively, in each case which satisfies all of the elements of common law fraud under applicable Law.

“GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States.

“Governmental Authorization” shall mean all filings with any Governmental Entity, consents, approvals, authorizations, or notices (to the extent required from a Governmental Entity), licenses, franchises, permits, concessions, exemptions, orders, certificates, registrations, re-registrations, applications, declarations and filings pertaining to the aforesaid issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any applicable Laws, legislation, directives, measures, treaties, conventions and other agreements between states, or between states and supranational bodies, and rules of common or civil law, in each case, having the force of law and having effect in any jurisdiction.

8

“Governmental Entity” or “Governmental Entities” shall mean any federal, state, provincial, local, municipal, foreign, multinational, international or other (a) government, (b) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court, arbiter, or other tribunal), or (c) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitration tribunal or stock exchange.

“Greenwood” has the meaning specified in the Recitals.

“Health Law” or “Health Laws” shall mean all Laws applicable to the Sellers and the Business, including those of which the purpose is to ensure the safety, efficacy and quality of medicines, biological products or pharmaceuticals by regulating the research, development, manufacturing and distribution of these products, the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq) as amended from time to time (“FD&C Act”) together with all Laws promulgated thereunder or enforced by the FDA, the Anti-Kickback Statute (42 U.S.C. section 1320a-7b(b)), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), the Civil False Claims Act (31 U.S.C. section 3729 et seq.), the criminal False Claims Law (42 U.S.C. § 1320a-7b(a)), all criminal laws relating to health care fraud and abuse, including but not limited to 18 U.S.C. sections 286 and 287, and the health care fraud criminal provisions under HIPAA (42 U.S.C. section 1320d et seq.), the exclusion laws (42 U.S.C. § 1320a-7), HIPAA and similar state and foreign privacy and data security laws such as the European Union General Data Protection Regulation, Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), and any other federal, state or non-U.S. Law that regulates the design, development, testing, studying, manufacturing, processing, storing, importing or exporting, licensing, labeling or packaging, advertising, distributing, selling, pricing, or marketing of pharmaceutical products, or that is related to remuneration (including ownership) to or by physicians or other health care providers (including kickbacks) or the disclosure or reporting of the same, licensure or accreditation or any other aspect of providing health care products or services.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended and supplemented by the Health Information Technology for Clinical Health Act of the American Recovery and Reinvestment Act of 2009, and as otherwise may be amended from time to time by Congress and/or rulemaking authority of the Secretary of the Department of Health and Human Services, and all rules and regulations promulgated thereunder, including the Privacy Standards (45 C.F.R. Parts 160 and 164), the Electronic Transactions Standards (45 C.F.R. Parts 160 and 162), the Security Standards (45 C.F.R. Parts 160, 162 and 164), and the Breach Notification Rule (45 C.F.R. Parts 160 and 164 Parts A and D).

9

“Intellectual Property” shall mean any and all intellectual property or proprietary rights in any jurisdiction throughout the world, including (without limitation) all legal rights, title or interest in the following arising under Law: (i) all Patents; (ii) all copyrights, copyright registrations and copyright applications, copyrightable works, works of authorship, mask works, mask work registrations and mask work applications and all other corresponding rights (collectively, “Copyrights”); (iii) all advertising material, social media accounts, social media identifiers (such as a Twitter® handle); (iv) trademarks (whether registered, unregistered or applied-for), service marks, trade names, service names, corporate entity names, brand names, all trade dress rights, logos and corporate names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, including any intent to use applications, supplemental registrations and any renewals or extensions, all other indicia of commercial source or origin and all goodwill associated with any of the foregoing (collectively, “Trademarks”); (v) websites, internet addresses and domain names; (vi) all Know-How, research and development information, financial, marketing and business data, business and marketing plans, correspondence, records, and other documentation, and other proprietary information of every kind; (vii) all licenses and permits to the extent transferable; (viii) all rights to market any products in any jurisdiction; (ix) product or clinical data; (x) software (including source code, executable code, systems, tools, data, databases, firmware, and related documentation) (collectively, “Software”); (xi) to the extent not provided in the above, all technical and manufacturing documentation related to the Product and all Regulatory Documentation; (xii) all rights and powers to assert, defend and recover title to any of the foregoing; (xiii) all rights to assert, defend, sue, and recover damages for any past, present and future infringement, misuse, misappropriation, impairment, unauthorized use or other violation of any rights in or to any of the foregoing; (xiv) all other intellectual property rights irrespective of not being registered or applied for registration, in each instance together with all associated goodwill in any jurisdiction in the world; and (xv) copies and tangible embodiments or descriptions of any of the foregoing (in whatever form or medium).

“Intellectual Property Assignment Agreements” shall have the meaning specified in Section 3.1(b)(iii).

“Interim Period” shall have the meaning specified in Section 6.1.

“Inventory” shall mean all raw materials, active pharmaceutical ingredients, excipients, work-in-process, semi-finished and finished goods and Products, supplies (including clinical drug supplies), samples, components, packaging materials, and other inventories owned by Sellers.

“IOI” shall have the meaning specified in Section 7.1(f).

“Know-How” shall mean any and all data, results, and information of any type whatsoever, whether tangible or intangible and regardless of the form or medium, including any know-how, trade secrets, expertise, knowledge, practices, techniques, concepts, methodologies, methods, processes, protocols, designs, ideas, inventions (whether or not patentable or reduced to practice), improvements, industrial designs and models, discoveries, developments, unpublished patent applications, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), assays, screens, software, algorithms, models, data, databases, database rights, chemistry, manufacturing and control (CMC) information and data, lab notebooks, Patent data, stability, technology, test data and results (including pharmacological, biological, chemical, biochemical, toxicological, pre-clinical and clinical test data), analytical and quality control data, results or descriptions, studies and procedures, development, manufacturing and distribution costs, information contained in submissions to and information from regulatory authorities, and marketing and other reports.

10

“Knowledge” shall mean, with respect to any Seller, the actual knowledge of Natasha Giordano and Rita O’Connor, after reasonable inquiry.

“Law” shall mean any federal, state, provincial, local, foreign, international or multinational constitution, statute, law, ordinance, regulation, rule, code, Order, guidance, policy, guideline, licensing requirement, pronouncement, principle of common law, or decree enacted, promulgated, issued, enforced or entered by any Governmental Entity, or court of competent jurisdiction, or other requirement or rule of law.

“Liabilities” shall mean, as to any Person, all debts, adverse Claims, liabilities, commitments, responsibilities, and obligations of any kind or nature whatsoever, direct or indirect, absolute or contingent, whether accrued or unaccrued, vested or otherwise, liquidated or unliquidated, whether known or unknown, and whether or not actually reflected, or required to be reflected, in such Person’s balance sheet or other books and records.

“Lien” shall have the meaning specified in section 101(37) of the Bankruptcy Code and shall include any pledge, option, charge, lien, license, debentures, trust deeds, hypothecation, easement, security interest, right-of-way, encroachment, mortgage, deed of trust, defect of title, restriction on transferability, restriction on use or other encumbrance, in each case whether imposed by agreement, law, equity or otherwise.

“Material Contracts” shall have the meaning specified in Section 4.9(a).

“Medicaid” shall mean, collectively, the health care assistance program established by Title XIX of the Social Security Act (and any statutes succeeding thereto, and all Laws pertaining to such program, including (i) all federal statutes affecting such program; (ii) all state statutes and plans for medical assistance enacted in connection with such program and federal rules and regulations promulgated in connection with such program; and (iii) all applicable provisions of all rules, regulations, manuals, orders and administrative guidance, reimbursement, and requirements of all Governmental Entities promulgated in connection with such program, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Medicare” shall mean, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act and any statutes succeeding thereto, and all Laws, manuals, or requirements pertaining to such program including (i) all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting such program; and (ii) all applicable provisions of all rules, regulations, manuals, orders, administrative guidance, reimbursement and requirements of all Governmental Entities promulgated in connection with such program, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Milestones” shall have the meaning specified in Section 6.7(d).

“MPG” shall have the meaning specified in the Recitals.

“Non-Party Affiliates” shall have the meaning specified in Section 9.13.

“Notices” shall have the meaning specified in Section 9.4.

11

“Order” shall mean any judgment, order, injunction, writ, ruling, decree, stipulation, determination, decision, verdict, or award of any Governmental Entity.

“Ordinary Course of Business” shall mean for any Person, an action taken in the ordinary course of business of such Person, consistent with past practices prior to the Petition Date.

“Outside Date” shall mean the date that is the earlier of (a) May 31, 2023, and (b) two (2) Business Days after the entry of the Sale Order; provided, however, that in the event of an objection to entry of the Sale Order or if the Buyer does not waive the fourteen-day period required for the Sale Order to become final, the Outside Date shall be extended to June 13, 2023.

“Party” or “Parties” shall have the meaning specified in the Preamble.

“Patents” shall mean all issued patents, pending patent applications, including utility and design patents, statutory invention registrations and patent disclosures, and all reissues, continuations, continuations-in-part, divisionals, substitutions, extensions, renewals, supplementary protection certificates, reexaminations, renewals extensions and all foreign equivalents of any of the foregoing.

“Permits” shall mean permits, licenses, registrations, consents, approvals, certificates, variances, accounts, clearances and other authorizations issued by any Governmental Entity relating to the Acquired Assets or the Business, to the extent transferrable.

“Permitted Liens” shall mean, with respect to the Acquired Assets, statutory liens of landlords, carriers, warehousemen, mechanics, and materialmen incurred in the Ordinary Course of Business for sums not yet due.

“Person” shall mean an individual, a partnership, a joint venture, a corporation, a business trust, a limited liability company, a trust, an unincorporated organization, a joint stock company, a labor union, an estate, a Governmental Entity or any other entity.

“Personally Identifiable Information” shall mean all personally identifiable information held by, or under the control of Sellers, or used by Sellers.

“Petition Date” shall mean the date that the Sellers file their voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court.

“Private Program” shall mean those private, non-Federal Health Care Programs, health care plans or health care reimbursement, including private insurance, health maintenance organizations, accountable care organizations, clinically integrated networks, employer-sponsored programs under ERISA, and physician hospital organizations, under which hospitals, healthcare providers, and any healthcare facilities, centers, and units, directly or indirectly, receive payment for the provision of services or goods to beneficiaries of the applicable program.

“Product” shall mean Vazalore® 325 mg and Vazalore® 81 mg liquid-filled aspirin capsules. For the avoidance of doubt, the use of the term “Product” in this Agreement does not preclude that more than one Product may be developed, manufactured and/or commercialized utilizing Sellers’ PLxGuard drug delivery platform.

12

“Post-Closing Covenant” shall have the meaning specified in Section 9.12.

“Pre-Closing Tax Period” shall mean any Tax period (or portion thereof) ending on or before the Closing Date.

“Proceeding” shall mean any action, arbitration, audit, known investigation (including a notice of preliminary investigation or formal investigation), notice of violation, hearing, litigation or suit (whether civil, criminal or administrative), other than the Chapter 11 Cases, commenced, brought, conducted or heard by or before any Governmental Entity, including but not limited to any and all such actions related to restitution or remission in criminal proceedings and civil forfeiture and confiscation proceedings under the Law of any jurisdiction.

“Purchase Price” shall have the meaning specified in Section 3.2(a).

“Qualified Bid” or “Qualified Bids” shall have the meaning set forth in the Bidding Procedures Order, which, for the avoidance of doubt, will require that for a third party bid to be deemed a “Qualified Bid”, it must include, among other things, (a) a cash component of its purchase price that is sufficient in amount to pay upon the closing of such Alternative Transaction, directly to Buyer as the Stalking Horse (i) the Break-Up Fee, (ii) the Expense Reimbursement, and (iii) the full amount of the Transaction Value set forth herein, and (b) be in an initial amount in cash of at least One Hundred Thousand Dollars ($100,000) in excess of the aggregate sum of (x) the Transaction Value plus (y) the Expense Reimbursement plus (z) the Break-Up Fee.

“Regulatory Authority” shall mean any national or supranational Governmental Entity, including the FDA, with responsibility for granting any license, registrations, approvals or other Permit (whether transferable or not) with respect to the Products.

“Regulatory Authorizations” shall mean any approvals, clearances, authorizations, exemptions, variances, registrations, listings, certifications, licenses and permits granted by any Regulatory Authority.

“Regulatory Documentation” shall mean all Governmental Authorizations, regulatory, scientific and technical data, documents, and information, and any books, records, files and documents owned, maintained or in the possession or control of Sellers as of the Closing with respect to the development, pre-clinical and clinical testing, manufacturing, packaging, promoting, marketing, selling, distributing and/or otherwise commercializing of the Compound or any of the Acquired Assets, including (i) copies of the applications, approvals, dossiers and submissions to and correspondence to and from the Governmental Entities responsible for the grant of a Regulatory Submission (including minutes and contact reports relating to any communications with any Governmental Entities); (ii) the list of the composition or compositions thereof; (iii) all scientific information underlying contemplated Regulatory Submission(s) referencing the Acquired Assets, including pre-clinical, clinical and other reports and publications related to characterizing the safety and efficacy of the Acquired Assets; (iv) information concerning the Acquired Assets prepared for health care professionals; (v) current marketing, advertising, training materials and other marketing materials, including market access and patient support materials (and any copyrights, know-how, trade secrets or other intellectual property rights in such materials), if any; and (vi) pharmacovigilance databases and any other records relating to safety reporting or data contained or referenced in or supporting any of the foregoing, in any format.

13

“Regulatory Submission” shall mean any pending or approved submission to FDA or any other Governmental Entity, held by Sellers or any third party authorizing the sourcing, receipt, storage, processing, manufacturing, packaging, labeling, holding or commercialization of a Product, including without limitation, a New Drug Application (“NDA”), Abbreviated New Drug Application (“ANDA”), Investigational New Drug Application (“IND”), or equivalent submissions to any foreign Governmental Entity.

“Related Party” shall mean, with respect to any Person, such Person’s Affiliates, successors and assigns and the partners, shareholders, members, investors and potential investors, parents, predecessors, subsidiaries, controlling persons, current and former directors, current and former officers, employees, agents, trustees, administrators, managers, advisors, attorneys and representatives of such Person and of such Person’s Affiliates, successors and assigns.

“Representative” shall mean, with respect to any Person, such Person’s officers, directors, managers, employees, agents, representatives and financing sources (including any investment banker, financial advisor, accountant, legal counsel, consultant, other advisor, agent, representative or expert retained by or acting on behalf of such Person or its subsidiaries or Affiliates).

“Retailers” shall mean all retailers of Products, including but not limited to, Target, Walmart, Walgreens, CVS, Rite Aid, and certain grocery store retailers.

“Retailer Escrowed Funds” shall have the meaning specified in Section 6.1(b)(iii).

“Retained Privileged Materials” all books and records that are subject to any attorney-client privilege and the transfer of which to Buyer would result in the waiver of any such privilege.

“Sale Order” shall mean an Order of the Bankruptcy Court acceptable to Buyer in all respects pursuant to, inter alia, sections 105, 363 and 365 of the Bankruptcy Code authorizing and approving, inter alia, the sale of the Acquired Assets to Buyer on the terms and conditions set forth herein, which shall, among other things: (a) approve the consummation of the Transactions pursuant to the Transaction Documents; (b) approve the assumption and assignment to Buyer of the Assumed Contracts; (c) find that the sale by Sellers to Buyer of the Acquired Assets is free and clear of all Claims and Liens (except Permitted Liens); (d) find that Buyer is a “good faith” buyer within the meaning of section 363(m) of the Bankruptcy Code and grant Buyer the protections of section 363(m) of the Bankruptcy Code; and (e) approve customary releases for the benefit of Buyer and its directors, officers, employees, affiliates, members, agents, attorneys, and other Representatives.

“SEC” shall have the meaning specified in the preamble to Article IV.

“Second Deposit Payment” shall have the meaning specified in Section 3.3(a).

“Seller” or “Sellers” shall have the meaning specified in the Preamble.

14

“Seller Intellectual Property” shall mean all Seller Owned Intellectual Property, Seller IP Licenses, and all other Intellectual Property, including Intellectual Property licensed by Sellers, used or held for use in the Business or material to or otherwise necessary for the operation of the Business, including for the avoidance of doubt (without limitation), all rights to market the Product in any jurisdiction, Product data, Product packaging and advertising materials, and all Software or similar data related to Sellers’ Amazon Seller Central account to the extent transferrable under applicable Law.

“Seller IP Licenses” shall have the meaning specified in Section 4.11(c).

“Seller IP Registrations” shall have the meaning specified in Section 4.11(a).

“Seller Fundamental Representations” shall have the meaning specified in Section 7.1(a).

“Seller Material Adverse Effect” shall mean any event, change, development or occurrence that, individually or together with any other event, change, development or occurrence, is material and (a) adverse to the Business, condition (financial or otherwise), assets, or results of operations of Sellers; or (b) would adversely affect the ability of Sellers to consummate the Transaction contemplated in this Agreement on a timely basis. The term “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) any changes in financial or securities markets in general; (iii) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (iv) any changes in applicable Laws or accounting rules, so long as, in each case of clauses (i) through (iv), the Business is not disproportionately affected by such effect, event or condition as compared to industry peers.

“Seller Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by, or exclusively licensed by, Sellers and used in or held for use in the Business or material to or otherwise necessary for the operation of the Business.

“Stalking Horse” shall have the meaning specified in Section 6.7(d)(v).

“Successful Bidder” shall have the meaning set forth in the Bidding Procedures Order.

“Tax” or “Taxes” shall mean any and all taxes, assessments, levies, duties or other governmental charge imposed by any Governmental Entity, including any income, alternative or add-on minimum, accumulated earnings, franchise, capital stock, unclaimed property or escheatment, environmental, profits, windfall profits, gross receipts, sales, use, highway use, fuel, vehicle registration, value added, transfer, registration, stamp, premium, excise, customs duties, severance, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, withholding, corporation, inheritance, value added, stamp duty reserve, estimated or other tax, assessment, levy, duty (including duties of customs and excise) or other governmental charge of any kind whatsoever, including any payments in lieu of taxes or other similar payments, chargeable by any Tax Authority together with all penalties, interest and additions thereto, whether disputed or not.

“Tax Authority” shall mean any taxing or other authority (whether within or outside the U.S.) competent to impose Tax.

15

“Tax Return” shall mean any and all returns, declarations, reports, documents, Claims for refund, or information returns, statements or filings which are supplied or required to be supplied to any Tax Authority or any other Person, including any schedule or attachment thereto, and including any amendments thereof.

“Trademarks” shall have the meaning specified in the definition of “Intellectual Property”.

“Third Party Payor” shall mean any Federal Health Care Program, Private Program, or any other Person that maintains Third Party Payor Programs.

“Third Party Payor Programs” shall mean all payment or reimbursement programs sponsored or maintained by any Third Party Payor.

“Transaction Documents” shall mean this Agreement, the Bill of Sale and Assignment and Assumption Agreement, the Intellectual Property Assignment Agreements, the Escrow Agreement, and each other agreement, document or instrument executed and delivered by the Parties in connection with the consummation of the Transactions.

“Transaction Value” shall have the meaning specified in Section 3.2(a).

“Transactions” shall mean the transactions contemplated by this Agreement, including the purchase and sale of the Acquired Assets as provided for in this Agreement.

“Transfer Tax” or “Transfer Taxes” shall mean any sales, use, transfer, conveyance, documentary transfer, stamp, recording or other similar Tax imposed upon the sale, transfer or assignment of property or any interest therein or the recording thereof, and any penalty, addition to Tax or interest with respect thereto, but such term shall not include any Tax on, based upon or measured by, the net income, gains or profits from such sale, transfer or assignment of the property or any interest therein.

“Transferred Permits” shall have the meaning specified in the definition of “Acquired Assets”.

“U.S. Person” shall mean any Person that is a “United States person” as defined in section 7701(a)(30) of the Code.

1.2 Interpretation.(a)Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(b) Words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(c) A reference to any Party to this Agreement or any other agreement or document shall include such Party’s successors and permitted assigns. Solely with regard to the Credit Bid Consideration, references to “Buyer” shall be inclusive of MPG and Greenwood, as applicable.

16

(d) A reference to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefor, and all regulations and statutory instruments issued thereunder or pursuant thereto.

(e) All references to “$” and dollars shall be deemed to refer to United States currency.

(f) All references to any financial or accounting terms shall be defined in accordance with GAAP.

(g) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Disclosure Schedule and exhibit references are to this Agreement unless otherwise specified. All article, section, paragraph, schedule and exhibit references used in this Agreement are to articles, sections and paragraphs of, and schedules and exhibits to, this Agreement unless otherwise specified.

(h) The meanings given to terms defined herein shall be equally applicable to both singular and plural forms of such terms.

(i) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. All references herein to time are references to New York City time, unless otherwise specified herein.

(j) If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(k) A reference to any agreement or document (including a reference to this Agreement) is to the agreement or document as amended or supplemented, except to the extent prohibited by this Agreement or that other agreement or document.

(l) Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

Article II.
Acquired Assets and Assumption Of Liabilities

2.1 Assets to be Acquired. Subject to entry of the Sale Order, and the terms and conditions of this Agreement and the Sale Order, at the Closing, Sellers shall sell, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Sellers all of Sellers’ right, title and interest, free and clear of all Liens (except for the Permitted Liens, if any), in each and all of the Acquired Assets.

17

2.2 Excluded Assets. Notwithstanding anything to the contrary, Buyer shall only acquire the Acquired Assets and neither Buyer nor any Affiliate of Buyer shall acquire, and there shall be excluded from the definition of Acquired Assets, any and all Excluded Assets.

2.3 Liabilities to be Assumed by Buyer. Subject to the terms and conditions of this Agreement, at the Closing Buyer shall not assume any Liabilities whatsoever from Sellers except for Assumed Liabilities, if any, that Buyer agrees, in its sole discretion, to assume from Sellers pursuant to the terms of this Agreement and the Sale Order. At the Closing, Sellers shall assign or, pursuant to the Sale Order, be deemed to have assigned, to Buyer, and Buyer shall assume from Sellers and pay when due, perform and discharge, in due course, the Assumed Liabilities, if any. For the avoidance of doubt, all Liabilities that are not Assumed Liabilities shall be Excluded Liabilities.

2.4 Excluded Liabilities. Buyer shall not and does not assume, and shall not be obligated to pay, perform, discharge or in any other manner be liable or responsible for any Liabilities other than the Assumed Liabilities, if any.

2.5 Receipt of Misdirected Assets; Liabilities. If after the Closing (i) Buyer or any of its Affiliates holds any Excluded Assets or Excluded Liabilities, or (ii) any Seller holds any Acquired Assets or Assumed Liabilities, Buyer or Sellers, as applicable, will promptly transfer (or cause to be transferred) such assets or assume (or cause to be assumed) such Liabilities to or from (as the case may be) the other Party. After the Closing, but prior to any such transfer, the Party receiving or possessing any such asset will hold it in trust for such other Party.

2.6 Assumption and Assignment of Contracts

(a) Sellers shall assume and, to the extent assignable, assign the Material Contracts listed on Section 2.6(a) of the Disclosure Schedules to Buyer, effective on and as of the Closing (such Contracts, the “Assumed Contracts”); provided, however, Buyer may at any time prior to the Closing, by written notice to Sellers, add or remove Material Contracts from Section 2.6(a) of the Disclosure Schedules, in each case without any adjustment to the Purchase Price.

(b) At the Closing, Sellers shall, pursuant to the Sale Order, the Bill of Sale and Assignment and Assumption Agreement and the Intellectual Property Assignment Agreements, as applicable, sell, and assign to Buyer (the consideration for which is included in the Purchase Price), all Assumed Contracts that may be assigned by any such Seller to Buyer pursuant to sections 363 and 365 of the Bankruptcy Code, as applicable, subject to provision by Buyer of adequate assurance as may be required under section 365 of the Bankruptcy Code and payment by Buyer of the Cure Costs in accordance with Section 6.8 in respect of Assumed Contracts pursuant to and in accordance with section 365 of the Bankruptcy Code, as applicable, and the Sale Order. At the Closing, Buyer shall assume, and thereafter in due course and in accordance with its respective terms (as may be amended) pay, fully satisfy, discharge and perform all of the obligations under each Assumed Contract that are Assumed Liabilities, pursuant to section 365 of the Bankruptcy Code, as applicable.

18

Article III.
Closing; Purchase Price

3.1 Closing; Transfer of Possession; Certain Deliveries

(a) The consummation of the Transactions (the “Closing”) shall take place on the date of the satisfaction or waiver of all of the conditions set forth in Article 7, but in no event later than the Outside Date unless the Parties mutually agree to a later date pursuant to the terms of this Agreement. The Closing shall be held by electronic exchange of executed documents (or, if the Parties elect to hold a physical Closing, at the offices of DLA Piper LLP (US) set forth in Section 9.4, at 10:00 a.m. Eastern Time, unless the Parties hereto otherwise agree). The actual date of the Closing, effective 12:00 a.m. prevailing Eastern time on such date, is herein called the “Closing Date”.

(b) At the Closing, Sellers shall deliver to Buyer:

(i) for each Seller, an officer’s certificate, dated as of the Closing Date, executed by a duly authorized officer of such Seller certifying that the conditions set forth in Section 7.1(a) and Section 7.1(b) have been satisfied;

(ii) counterparts to the Bill of Sale and Assignment and Assumption Agreement, duly executed by each Seller;

(iii) counterparts to the assignments of Seller Intellectual Property, each of which will be in a form and substance reasonably acceptable to Buyer (the “Intellectual Property Assignment Agreements”), duly executed by each Seller;

(iv) electronic copies of all books and records in Sellers’ possession that relate to the development and manufacturing of the Products, or the Sellers’ Amazon Seller Central account, including but not limited to all Regulatory Documentation and all clinical and primary source data;

(v) for each Seller (or if any Seller is a disregarded entity for U.S. federal income tax purposes, its regarded owner) that is a U.S. Person, an IRS Form W-9 from each such Seller (or, if such Seller is a disregarded entity for U.S. federal income tax purposes, its regarded owner);

(vi) evidence of consents, authorizations and approvals of the Governmental Authorities and other Persons required as set forth in Section 4.3 of the Disclosure Schedules;

(vii) evidence of all requisite consents or stipulation to the assignment of the Assumed Contracts (including, for the avoidance of doubt, any assignments of Seller IP Licenses, as applicable); and

(viii) such other instruments of assignment or conveyance duly executed by Sellers as shall be reasonably requested or reasonably necessary to transfer the Acquired Assets to Buyer in accordance with this Agreement.

19

(c) At the Closing, Buyer shall deliver to Sellers:

(i) instruction to the Escrow Agent to release the Cash Consideration from the Deposit pursuant to the terms of the Escrow Agreement;

(ii) an officer’s certificate, dated as of the Closing Date, executed by a duly authorized officer of Buyer certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied;

(iii) a counterpart to the Bill of Sale and Assignment and Assumption Agreement, duly executed by Buyer; and

(iv) a counterpart to each Intellectual Property Assignment Agreement, duly executed by Buyer.

3.2 Consideration.

(a) Purchase Price; Transaction Value. The aggregate consideration (the “Transaction Value”) for the Acquired Assets shall be equal to: (a) (i) an initial credit bid of a portion of Buyer’s secured Claims (including claims of its Affiliates) in an amount equal to Three Million Dollars ($3,000,000.00) (the “Credit Bid Consideration”), plus (ii) an amount in cash equal to One Hundred Thousand Dollars ($100,000.00) (the “Cash Consideration”) (collectively, the “Purchase Price”), plus (b) Buyer’s assumption of the Assumed Liabilities.

(b) Payment of Cash Consideration. On the Closing Date, the Cash Consideration will be released to Sellers from the Deposit at Closing to an account designated by Sellers in writing prior to the Closing.

(c) Payment of the Credit Bid Consideration. On the Closing Date, Buyer will satisfy the Credit Bid Consideration by releasing a portion of its then-outstanding secured Claims against Sellers as of the Closing in an amount equal to the Credit Bid Consideration, which amount shall be payable by means of a dollar-for-dollar offset against the amount of such secured Claims pursuant to section 363(k) of the Bankruptcy Code. For the avoidance of doubt, Buyer shall be entitled to a deficiency claim against Sellers that shall be equal to (i) the difference of the amount of the final Credit Bid Consideration and Buyer’s (including through its Affiliates) total allowed secured Claims against the Sellers, minus (ii) (A) any amounts paid as agreed by Buyer and Sellers for the benefit of Retailers, or (B) any portion of the Retailer Escrowed Funds that have been released to the applicable Retailer beneficiary in accordance with Section 6.1(b).

3.3 Deposit.

(a) Upon the execution of this Agreement, Buyer shall deposit with the Escrow Agent by wire transfer of immediately available funds an aggregate amount in cash equal to One Hundred Thousand Dollars ($100,000) (“First Deposit Payment”). Upon entry of the Bidding Procedures Order, Buyer shall deposit with the Escrow Agent by wire transfer of immediately available funds an additional aggregate amount in cash equal to One Hundred Thousand Dollars ($100,000) (“Second Deposit Payment”, and together with the First Deposit Payment, the “Deposit”). The Deposit (together with all accrued investment income thereon, if any) shall not be subject to any lien, attachment, trustee process, or any other judicial process of any creditor of any of Sellers.

20

(b) The Deposit shall be released and delivered (together with all accrued investment income thereon, if any) by the Escrow Agent to either Buyer or Sellers, as applicable, as follows:

(i) if the Closing shall occur, (A) One Hundred Thousand Dollars ($100,000) of the Deposit shall be released to Sellers and applied against the Purchase Price (which, for the avoidance of doubt, will not include any accrued investment income), and (B) One Hundred Thousand Dollars ($100,000) of the Deposit, plus all accrued investment income on the total sum of the Deposit, if any, shall be released to Buyer;

(ii) if this Agreement is terminated by Sellers pursuant to Section 8.1(h), the Deposit, together with all accrued investment income thereon, if any, shall be released to Sellers within five (5) Business Days after such termination; or

(iii) if this Agreement is terminated for any reason (other than a termination pursuant to Section 8.1(h)), the Deposit, together with all accrued investment income thereon, if any, shall be released to Buyer within five (5) Business Days after such termination.

3.4 Allocation of Purchase Price. The Parties agree to cooperate in the preparation of a schedule (a) allocating the sum of the Purchase Price and the amount of the Assumed Liabilities (to the extent properly taken into account under the Code) among Sellers and (b) the amount allocated to the Acquired Assets sold by each such Seller among such Acquired Assets in accordance with section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Allocation”). The Parties agree to cooperate in the preparation and filing of an IRS Form 8594 with their Tax Returns consistent with the Allocation. The Parties shall treat and report the Transactions in all respects consistently for purposes of any Tax, including the calculation of gain, loss and basis with reference to the Allocation. The Parties shall not take any action or position inconsistent with the obligations set forth in this Agreement.

Article IV.
Representations and Warranties of Sellers

Except as set forth in the Disclosure Schedules delivered by the Sellers to Buyer on the Agreement Date, Sellers hereby represent and warrant to Buyer as of the Agreement Date as follows:

4.1 Organization. Each Seller (i) is duly qualified or licensed to do business as a foreign corporation and is in good standing under the Laws of each jurisdiction where the nature of the property owned or leased by it or the nature of the Business makes such qualification or license necessary, except where any such failure to be so qualified or licensed, individually in the aggregate, would not result in a Seller Material Adverse Effect; and (ii) pursuant to Sections 1107 and 1108 of the Bankruptcy Code and the Orders of the Bankruptcy Court, has all necessary corporate power and authority to lease the property it operates under lease and to conduct the Business as debtor in possession.

21

4.2 Authorization of Transactions. Each Seller has all requisite corporate power and authority to execute and deliver and, subject to the entry and effectiveness of the Sale Order, to perform its obligations under this Agreement and each of the Transaction Documents to which it is a party. The execution, delivery and performance of this Agreement and such Transaction Documents by Sellers and the consummation of the Transactions by Sellers have been duly and validly authorized and approved by all requisite corporate action of Sellers, and subject to entry of the Sale Order no other corporate proceedings (pursuant to Sellers’ organizational documents or otherwise) on the part of any Seller is necessary to authorize the consummation of, and to consummate, the Transactions. Subject to the entry and effectiveness of the Sale Order, this Agreement and each such Transaction Document have been, or at or prior to Closing (as the case may be) will be, duly and validly executed and delivered by Sellers to the extent a party thereto, and, assuming the due authorization, execution and delivery of this Agreement and each such Transaction Document by Buyer, as applicable, constitute (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally or general principles of equity or as contemplated by the Chapter 11 Cases) a valid and binding agreement of Sellers, enforceable against Sellers in accordance with its terms.

4.3 Consents and Approvals. Except as set forth in Section 4.3 of the Disclosure Schedules and subject to the Sale Order, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity is necessary or required to be made or obtained by Sellers or their Affiliates in connection with the execution, delivery and performance of this Agreement and the Transaction Documents to which a Seller is a party and the consummation of the Transactions, except for the filing of the Intellectual Property Assignment Agreements as applicable and the certain filings required to effectuate the transfer of the Transferred Permits or compliance with any applicable requirements of the Chapter 11 Cases.

4.4 No Conflicts. Subject to the Sale Order having been entered by the Bankruptcy Court, the execution, delivery and performance by each Seller of any Transaction Document to which such Seller is (or will become at Closing) a party, and the consummation of the Transactions, does not and will not (a) conflict with or result in any breach of any provision of its certificate of incorporation or bylaws or comparable governing documents, (b) conflict with or result in the breach of the terms, conditions or provisions of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation of any right or obligation or to a loss of any benefit under any provision of any Material Contracts, (c) result in a violation of any Law or Order applicable to it or (d) result in the creation or imposition of any Lien on any Acquired Assets other than Permitted Liens, except, in the case of clauses (b), (c) and/or (d), as would not, individually or in the aggregate, be, or reasonably be expected to have a Seller Material Adverse Effect. With regard to the disclosures set forth in Section 4.4 of the Disclosure Schedules, Sellers do not believe such consents are necessary to consummate the Transactions after giving effect to applicable bankruptcy Law. For the avoidance of doubt and notwithstanding anything to the contrary contained herein, such disclosures shall not limit Buyer’s termination rights under Section 8.1(g) hereof in any respect.

22

4.5 Acquired Assets. Upon the terms and subject to the conditions contained in this Agreement and subject to requisite Bankruptcy Court approvals and the terms of the Sale Order, at the Closing, subject to any Permitted Liens, Sellers will have good and valid title to, or the right to use, the Acquired Assets. Pursuant, and subject, to the Sale Order, Sellers shall convey such title to or rights to use, all the tangible Acquired Assets, free and clear of all Liens (other than Permitted Liens, if any).

4.6 Litigation; Orders. Except as set forth in Section 4.6 of the Disclosure Schedules, the Chapter 11 Cases and any adversary proceedings or contested motions commenced in connection therewith, there is no Claim, Proceeding or Order pending, outstanding or, to any Sellers’ Knowledge, threatened against any Seller that seeks to restrain or prohibit or otherwise challenge the consummation, legality or validity of the Transactions contemplated hereby.

4.7 Books and Records. The books and records maintained with respect to the Business accurately and fairly reflect, in all material respects, the assets and Liabilities of Sellers with respect to the Business.

4.8 Compliance with Laws; Permits. Except as set forth in Section 4.8 of the Disclosure Schedules, Sellers are in compliance with all Laws applicable to the Business. Sellers have not received any written notice of or been charged with the violation of any Laws. Sellers have all Permits which are required for the operation of the Business as presently conducted. Sellers are not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit to which they are parties.

4.9 Contracts.

(a) Section 4.9(a) of the Disclosure Schedules sets forth a true and complete list of all executory Contracts of each Seller as of the Agreement Date that, to the Knowledge of Sellers, are material to the Business and/or which relate to any of the Acquired Assets, and Sellers have delivered to Buyer true and complete copies of all such Contracts in the possession of Sellers (the “Material Contracts”), including but not limited to:

(i) each Contract relating to the Acquired Assets that (i) grants any option, right of first refusal, right of first offer or similar rights to any customer, vendor, supplier, distributor, contractor, collaborator, or other Person or (ii) contains a covenant expressly limiting in any material respect the freedom of any Seller (or that would limit in any material respect the freedom of Buyer after the Closing) to engage in any business with any Person or in any geographic area or to compete with any Person;

(ii) each contract listed in Section 2.6(a) (Assumed Contracts) of the Disclosure Schedules;

(iii) any Contract relating to the sale or disposition of Acquired Assets including sale or disposition of Inventory in the Ordinary Course of Business;

(iv) any Contract providing for the development of any Seller Intellectual Property; and

23

(v) any Contract that grants any ownership interest, any license, sublicense or other option or right to any Seller Intellectual Property or by which any Seller is required to grant to any Person any right or license, any covenant not to assert/sue, release or other immunity from suit under or any other rights, to any Seller Intellectual Property.

(b) True and complete copies of each Material Contract in effect as of the date hereof, including all amendments, modifications and waivers relating thereto, have been made available to Buyer prior to the date hereof. To the Knowledge of Seller, no other party to any Material Contract is in breach of or default under the terms of any such Contract and no event exists which upon notice or the passage of time, or both, would reasonably be expected to (other than as a result of the Chapter 11 Cases and any related bankruptcy filings) (i) give rise to any material default, in the performance by Sellers, or, to the Knowledge of Sellers, by any other party under any of the Material Contracts or (ii) cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Each of the Material Contracts is a legal, valid, binding and enforceable obligation of Sellers and, to the Knowledge of Sellers, of each other party thereto, and is in full force and effect. Sellers have not received any written notice of any termination, default or event that with notice or lapse of time, or both, would constitute a default by any Seller under any Material Contract.

4.10 Real Property. No Seller owns any real property.

4.11 Intellectual Property.

(a) Section 4.11(a) of the Disclosure Schedules sets forth a true and complete list, as of the date hereof, of: (i) all Patents, (ii) all pending and registered Trademarks; (iii) all pending and registered Copyrights; (iv) all domain names and social media accounts (items (i) to (iii) collectively referred to as the “Seller IP Registrations”); and (v) all material unregistered Trademarks and software, in each case included in the Seller Owned Intellectual Property and including the jurisdiction in which each item has been registered or filed, application or serial number or similar identifier, the filing date, the applicable issuance, registration or grant date, as applicable. The Seller Owned Intellectual Property is valid, enforceable, and, with respect to the Seller IP Registrations, subsisting.

(b) All necessary filing, examination, registration, maintenance, annuity and renewal fees due or actions required (including proofs and working or use) in connection with the Seller Intellectual Property listed or required to be listed in Section 4.11(a) of the Disclosure Schedules and having a due date on or before the date hereof, have been paid or taken, as the case may be, and except as set forth in Section 4.11(b) of the Disclosure Schedules, none of the Seller Intellectual Property is subject to any filing, examination, registration, maintenance, annuity and renewal fees falling due or actions required (including proofs of working or use) at the time of Closing.

(c) Sellers exclusively own and possess, free and clear of all Liens, all right, title and interest in and to, or have the right to use pursuant to a valid and enforceable written license that is set forth in Section 4.9(a)(v) of the Disclosure Schedules (the “Seller IP Licenses”), all Intellectual Property used in, material to or otherwise necessary for the operation of the Business as currently conducted and as proposed to be conducted as of the Closing Date. Sellers have taken all reasonable or necessary actions and follows all practices common in the industry to maintain, protect and enforce the Seller Owned Intellectual Property, including the secrecy, confidentiality and value of its trade secrets and other confidential information. The Seller Owned Intellectual Property, together with the Intellectual Property licensed under the Seller IP Licenses, are sufficient for the operation of the Business as currently conducted. Immediately following the Closing, Buyer will have identical rights in all Seller Intellectual Property and other Intellectual Property used in the Business as those possessed by the Sellers prior to the Closing.

24

(d) Seller has complied with all applicable Law in filing and prosecuting each item of the Seller Intellectual Property owned or licensed by Sellers and all filings, payments and other actions required to be made or taken to maintain each item thereof in full force and effect have been made by the applicable deadline.

(e) The operation of the Business does not infringe, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated, any Intellectual Property of any other Person. No interference, opposition, reissue, reexamination or other Proceeding of any nature is or has been pending or, to the Knowledge of Sellers, threatened, in which the scope, validity or enforceability of any Seller Intellectual Property is being, has been or could reasonably be expected to be contested or challenged, and no Proceedings are pending or, to the Knowledge of Sellers, threatened which allege that a Seller is infringing, misappropriating, diluting or otherwise violating the Intellectual Property of any Person. To the Knowledge of Sellers, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Seller Owned Intellectual Property. Sellers have not received any written charge, complaint, claim, demand, notice or other written communication or notice from any Person claiming that the operation of the Business infringes, misappropriates, or violates any Intellectual Property of any Person.

(f) Except as set forth in Section 4.11(f) of the Disclosure Schedules, each of the past and present employees of, and consultants to, the Sellers who has developed, created, invented or authored any Intellectual Property used in, material to or otherwise necessary for the operation of the Business has entered into agreements with the applicable Seller pursuant to which such employee or consultant (i) agrees to protect the such Seller’s confidential information and trade secrets, and (ii) assigns to such Seller all Intellectual Property created or otherwise developed by such employee or consultant in the course of his, her or its relationship with such Seller, without further consideration or any restrictions or obligations on the use or ownership of such Intellectual Property.

4.12 Brokers’ Fees and Commissions. Except as set forth on Section 4.12 of the Disclosure Schedules, no agent, broker, Person or firm acting on behalf of any Seller or under any Seller’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the Transactions.

4.13 Financial Statements. The consolidated balance sheets and the related consolidated statements of comprehensive loss, stockholders’ equity and cash flows (including, in each case, any related notes and schedules thereto) of the Company filed since January 1, 2021 with the SEC have been prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein or to the extent required by GAAP) and present fairly, in all material respects, the financial position and the results of operations and cash flows of the Sellers as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal year-end adjustments).

25

4.14 Regulatory Matters.

(a) Sellers have made available to Buyer true, correct and complete copies of all: (A) information about adverse drug experiences obtained or otherwise received by Sellers from any source pertaining to the Products; and (B) Regulatory Documentation and Regulatory Authorizations from or with the FDA and all other applicable Regulatory Authorities filed, submitted, exchanged, or held by Sellers relating to the Product or any other Seller Intellectual Property or necessary or useful to conduct the Business. All such Regulatory Authorizations, if any, are (i) in full force and effect, (ii) validly registered and on file with applicable Regulatory Authorities, (iii) in compliance with all material filing and maintenance requirements, and (iv) in good standing, valid and enforceable. Sellers have at all times fulfilled and performed all of their material obligations with respect to such Regulatory Authorizations, and no event has occurred, and no fact, circumstance or condition exists, which allows, or after notice or lapse of time would allow, lapse, revocation, or termination thereof. Subject to Sellers and Buyer each submitting transfer letters to the FDA or other applicable Governmental Authority, the rights and benefits of each Seller Regulatory Submission will be available to Buyer on the Closing Date on terms substantially identical to those enjoyed by Sellers immediately prior to the Closing Date.

(b) (i) Sellers have submitted to and timely filed with the FDA all required notices, declarations, supplemental applications and annual or other reports or documents, including adverse event reports and field alerts, with respect to Product Regulatory Submissions and commercialization activities, (ii) Sellers have paid all fees required by any Governmental Authority with respect to Product Regulatory Submissions, including filing fees applicable to the Products and with respect to all Permits, and (iii) Sellers are in compliance in all material respects with all applicable Health Laws that affect the Acquired Assets, the Assumed Liabilities or the Business and all terms and conditions of the Regulatory Authorizations.

(c) All clinical trials conducted or being conducted with respect to the Products by or at the direction of Sellers have been and are being conducted in compliance in all respects with the required experimental protocols, procedures and controls and in all material respects with all applicable Health Laws. No clinical trial conducted by or, on behalf of, Sellers have been terminated or suspended by any Regulatory Authority and Sellers have not received any notification or other communication from any institutional review board, ethics committee or safety monitoring committee raising any issues that may result in a clinical hold or otherwise delay, materially restrict or otherwise limit or impair the use of any clinical studies proposed or currently conducted by, or on behalf of, Sellers, or in which Sellers have participated and, to the Knowledge of Sellers, no such action has been threatened.

26

(d) None of Sellers or any Person acting on Sellers’ behalf has, with respect to the Product, (i) been subject to a Regulatory Authority shutdown or import or export prohibition or (ii) received any oral notice, FDA Form 483, or other written Regulatory Authority notice of inspectional observations, “warning letters,” “untitled letters” or written demand or written request to make any change to any Product or any processes or procedures, or any similar correspondence from any Regulatory Authority alleging or asserting non-compliance with any applicable Health Law or Regulatory Authorization and, to the Knowledge of Seller, no Regulatory Authority is considering such action. Sellers have not received any written or oral notice or other communication from any Regulatory Authority, as applicable, withdrawing, terminating, suspending or placing any Regulatory Submission or Regulatory Authorization applicable to the Product on hold. There are no investigations, suits, Claims, actions or proceedings pending or threatened which allege any violation by any Sellers or any third party engaged by Sellers with respect to the Product of any Health Law. No Product has been seized, withdrawn, recalled, detained or subject to a suspension of manufacturing and there are no facts or circumstances reasonably likely to cause the seizure, denial, withdrawal, recall, detention, field notification, field correction, safety alert or suspension of manufacturing relating to any such product. No proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, correction, suspension, import detention or seizure of any such Company product are pending or threatened against the Company.

(e) Sellers have not used in any capacity the services of any Person debarred, excluded, or disqualified under 21 U.S.C. Section 335a, 42 U.S.C. Section 1320a-7, 21 C.F.R. Section 312.70, or other similar Laws. Neither Sellers nor any individual employed by Sellers has been disqualified or debarred by any Governmental Entity, including but not limited to the FDA pursuant to the FD&C Act, or been convicted of any crime under any Health Law or has engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment, exclusion, or disqualification under 21 U.S.C. Section 335a, 42 U.S.C. Section 1320a-7, 21 C.F.R. Section 312.70, or any similar Laws or engaged in any misconduct relating to the development, approval, marketing or sale of pharmaceutical products, including the Products.

(f) Neither Sellers, nor any Person acting on behalf of Sellers, has made an untrue statement of a material fact or fraudulent statement to the FDA or other Governmental Authority, or failed to make a statement or committed an act in contravention to the policies of FDA or any other Governmental Entity.

(g) No Product is reimbursed (directly or indirectly, in whole or in part) by a Third Party Payor.

4.15 Taxes.

(a) (i) All income and other material Tax Returns required to be filed with respect to the Business, the Acquired Assets and Assumed Liabilities have been timely filed with the appropriate taxing authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects; and (ii) all material Taxes payable with respect to the Business, the Acquired Assets and Assumed Liabilities, whether or not shown on any Tax Return, have been timely paid.

(b) No Claim, audit or other proceeding with respect to any Taxes or Tax Returns with respect to the Business, the Acquired Assets or Assumed Liabilities is currently in progress or has been proposed or threatened in writing.

27

(c) Sellers have not received written notice of any Tax deficiency outstanding, proposed or assessed, nor have Sellers executed any waiver of any statute of limitations in respect of Taxes nor agreed to any extension of time with respect to a Tax assessment, collection or deficiency, in each case, with respect to the Business, the Acquired Assets or Assumed Liabilities.

(d) There are no material liens for Taxes upon any of the Acquired Assets.

(e) No Seller has any obligation for Taxes pursuant to any Assumed Contract (other than an Assumed Contract entered into in the Ordinary Course of Business, the primary subject matter of which is not Taxes) that Buyer is assuming as a result of the Transactions.

(f) Each Seller has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and complied in all material respects with any information reporting or backup withholding requirement with respect thereto. Each Person providing services to any Seller has been properly classified as an employee or independent contractor, as the case may be, for all Tax purposes and with respect to all employee benefit plans.

(g) Each Seller has collected all material sales, use and value added taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Taxing Authority and has collected and retained properly completed exemption certificates for all exempt transactions.

(h) None of the Acquired Assets constitutes stock, partnership interests or any other equity interest in any Person for U.S. federal income Tax purposes.

4.16 Insurance. Section 4.16 of the Disclosure Schedules sets forth with respect to the Business a complete and accurate list of the insurance policies of Sellers as of the date hereof. All insurance policies set forth on Section 4.16 of the Disclosure Schedules are in full force and effect and are valid and enforceable and Sellers are not in material breach of or default under any such insurance policies. Sellers have not taken any action or failed to take any action that (with or without notice or lapse of time, or both), would constitute such a breach or default or permit termination or modification of any of the insurance policies. All premiums due thereunder have been paid. There are no material claims under any of the insurance policies set forth on Section 4.16 of the Disclosure Schedules for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice).

4.17 Interested Party Transactions. Except as set forth in Section 4.17 of the Disclosure Schedules, there are no Contracts between any Seller, on the one hand, and any (i) any employee, officer, director, direct or indirect equity holder, or Affiliate of such Seller; (ii) any employee, officer, director, direct or indirect equity holder, or Affiliate of any of the foregoing; or (iii) any family member of any of the foregoing natural Persons, on the other hand, other than in their capacity as employees or contractors of such Seller in the Ordinary Course of Business.

4.18 Disclosure. Sellers have made available to the Buyer all the information reasonably requested from the Sellers that Buyer has requested for deciding whether to acquire the Acquired Assets. To Sellers’ Knowledge, no representation or warranty of the Sellers contained in this Agreement, as qualified by the Disclosure Schedules, and no certificate furnished or to be furnished to Buyer at the Closing contains any untrue statement of a material fact or, to the Sellers’ Knowledge, omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

28

Article V.
Representations and Warranties of Buyer

Buyer hereby represents and warrants to Sellers, as of the Agreement Date, and as of the Closing, as follows:

5.1 Organization. Buyer is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Buyer has all necessary limited liability company power and authority to own and operate its assets and to conduct its business.

5.2 Due Authorization, Execution and Delivery; Enforceability. Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is (or will become at Closing) a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is (or will become at Closing) a party and the consummation of the Transactions have been duly and validly authorized by all requisite limited liability company action on the part of Buyer and no other limited liability company action on the part of Buyer is necessary to authorize this Agreement and such other Transaction Documents and to consummate the Transactions (subject, in the case of the obligation to consummate the Transactions, to the entry of the Sale Order). This Agreement and the other Transaction Documents to which Buyer is (or will become at Closing) party have been (or will be) duly and validly executed and delivered by Buyer and (assuming the due authorization, execution and delivery by all Parties hereto and thereto, other than Buyer) constitute (or will constitute) valid and binding obligations of Buyer enforceable against Buyer in accordance with their terms (subject to the entry of the Sale Order), in each case except as enforceability may be limited by applicable bankruptcy, insolvency or similar Laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

5.3 Governmental Approvals. No notice to, consent, approval or authorization of or designation, declaration or filing with any Governmental Entity is required by Buyer with respect to Buyer’s execution and delivery of any Transaction Document to which it is (or will become at Closing) a party or the consummation of the Transactions, except (a) the Sale Order having been entered by the Bankruptcy Court and (b) any consent, approval or authorization of or designation, declaration or filing with any Governmental Entity the failure of which to be made or obtained would not, individually or in the aggregate, be reasonably expected to materially impair the Buyer’s ability to consummate the Transaction.

5.4 No Conflicts. The execution, delivery and performance by Buyer of any Transaction Document to which Buyer is (or will become at Closing) a party and the consummation of the Transactions, does not and will not (a) conflict with or result in any breach of any provision of its certificate of formation or operating agreement or comparable governing documents, (b) conflict with or result in the breach of the terms, conditions or provisions of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation under, any material Contract of Buyer, or (c) result in a violation of any Law or Order applicable to it, except, in the case of clauses (b) and (c), as would not, individually or in the aggregate, materially impair the Buyer’s ability to consummate the Transaction.

29

5.5 Sufficiency of Funds. Buyer has sufficient cash on hand to enable it to consummate the Transactions contemplated by this Agreement, including the timely satisfaction of the Assumed Liabilities (including any Cure Costs).

5.6 Adequate Assurances Regarding Executory Contracts. Buyer is and will be capable of satisfying the conditions contained in section 365 of the Bankruptcy Code with respect to the Assumed Contracts.

5.7 Exclusive Representations and Warranties. Except for the representations and warranties contained in this Article 5, none of Buyer, its Affiliates, nor any of their respective Representatives, makes or has made any other representation or warranty on behalf of Buyer. Except for the representations and warranties contained in this Article 5, Buyer disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Sellers or their Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Sellers by any Representative of Buyer or any of their respective Affiliates).

5.8 As Is and Where Is. BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ARTICLE 4 (AS MODIFIED BY THE DISCLOSURE SCHEDULES), SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO ANY MATTER RELATING TO THE ACQUIRED ASSETS. WITHOUT IN ANY WAY LIMITING THE FOREGOING, SELLERS HEREBY DISCLAIM ANY WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY PORTION OF THE ACQUIRED ASSETS. BUYER WILL ACCEPT THE ACQUIRED ASSETS AT THE CLOSING “AS IS-WHERE IS”.

Article VI.
Covenants of The Parties

6.1 Interim Operating Covenants. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement in accordance with its terms or the Closing (the “Interim Period”), except as may be required by Order of the Bankruptcy Court (provided that no Seller directly or indirectly petitioned, sought, requested or moved for such order of the Bankruptcy Court or authorized, supported or directed any other Person to petition, seek, request or move for such Order of the Bankruptcy Court), Sellers shall carry on the Business in the Ordinary Course of Business and, to the extent consistent therewith, use commercially reasonable efforts to preserve the Business intact and preserve the goodwill of and relationships with Governmental Entities, customers, suppliers, employees and others having business dealings with the Business.

30

(a) Notwithstanding the first sentence of Section 6.1, during the Interim Period, Sellers shall not, and shall cause their Affiliates not to, directly or indirectly, without the prior written consent of Buyer:

(i) modify, amend, terminate, waive any rights or obligations under or otherwise seek to reject any Assumed Contract or any material contract to which an Acquired Company is a party;

(ii) lease, license, surrender, relinquish, sell, transfer, convey, assign or otherwise dispose of any interest in any Acquired other than (i) Inventory and immaterial assets, in each case in the Ordinary Course of Business, (ii) pursuant to an Order of the Bankruptcy Court (provided that no Seller directly or indirectly petitioned, sought, requested or moved for such order of the Bankruptcy Court or authorized, supported or directed any other Person to petition, seek, request or move for such Order of the Bankruptcy Court);

(iii) mortgage, pledge or subject to Liens (other than Permitted Liens) any of the Acquired Assets;

(iv) except as required by applicable Law, (i) increase any element of compensation or any benefit of any current or former director or independent contractor of any Seller or any Subsidiary of any Seller, or any officer or employee; (ii) accelerate the vesting or payment of the compensation payable or the benefits provided or to become payable or provided to any current or former director or independent contractor of any Seller or any Subsidiary of any Seller, or any officer or employee, or otherwise pay any amounts not due to any such individual (including with respect to severance); or (iii) adopt, enter into, amend, terminate or renew any Benefit Plan (including any employment, severance, consulting or other individual agreement), or which would otherwise increase the Assumed Liabilities, or adopt or enter into any other plan, program, policy, agreement or arrangement that would be considered a Benefit Plan if it were in existence on the date of this Agreement that is or becomes an Assumed Benefit Plan, or which would otherwise increase the Assumed Liabilities;

(v) adopt a plan or agreement of complete or partial liquidation or dissolution or otherwise fail to maintain its limited liability company, corporate or similar existence;

(vi) institute, settle or agree to settle any material Proceeding (other than the Chapter 11 Cases) before any Governmental Entity relating to the Acquired Assets or the Business, or modify in any manner that is adverse to the Business or the Acquired Assets, rescind, reject or terminate a transferrable Permit (or application therefor) relating to the Acquired Assets;

(vii) with respect to any Acquired Asset: (A) make, change or revoke any material Tax election, (B) change any annual Tax accounting period, (C) enter into any agreement with respect to material Taxes or apply for any Tax ruling, (D) file any amended Tax Return (unless otherwise required to do so under applicable Law), (E) settle or compromise any Tax Liability or Claim for a Tax refund, (F) surrender any right to Claim a refund for Taxes, (G) incur any material Tax Liability outside of the Ordinary Course of Business, (viii) file any Tax Return other than one prepared in a manner consistent with past practice, (H) consent to an extension of the statute of limitations applicable to any Tax Claim or assessment (other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course of Business) or (I) change (or request any Governmental Entity to change) any aspect of its method of accounting for Tax purposes;

31

(viii) fail to maintain in full force and effect insurance policies covering the Acquired Assets and the operation of the Business, in form and amount consistent with past practice;

(ix) amend any organizational documents of Sellers;

(x) (A) authorize, issue or grant, (B) pledge, encumber or permit the creation of, or suffer to exist, any Lien (other than a Permitted Lien) on, or (C) sell, transfer, assign, convey, distribute or otherwise dispose of (including by merger with any other Person), any stock, partnership interest or joint venture interest or other equity ownership interest of Sellers or any Affiliate;

(xi) incur any capital expenditures or any Liabilities in respect thereof other than in the Ordinary Course of Business;

(xii) settle, compromise, or otherwise satisfy any Liability with an asserted amount in excess of $500,000;

(xiii) create, incur, assume, guarantee or otherwise be liable with respect to any debt (or amend or modify terms of any such debt) except as does not relate to any Acquired Company;

(xiv) make any loans, advances or capital contributions to, or investments in, any Person; or

(xv) enter into any Contract to do any of the foregoing;

(b) Notwithstanding the foregoing, during the Interim Period, Sellers affirmatively covenant and agree as follows (collectively, the “Interim Operating Covenants”):

(i) To the extent that the following actions have not already been authorized by Sellers pursuant to the IOI, effective as of the Agreement Date through the Interim Period, Sellers hereby authorize Buyer to (i) markdown all VAZALORE® Products (except for VAZALORE® 325 mg Products, unless and until Sellers provide further written consent) with an expiry date of September 30, 2023 or earlier, at all Retailers, (ii) authorize returns for all Products with an expiry date range of February 1, 2023 through May 31, 2023 at all Retailers, (iii) negotiate Product promotions with all Retailers, (iv) manage the pricing levers with respect to Product sales on the Seller’s Amazon Seller Central account, and (v) administer the return process in respect of the previously announced discontinuance of VAZALORE® 81mg 12-count Products at applicable Retailers, provided that (A) with regard to the foregoing clauses (b)(i) through (b)(v), Buyer shall consult with Sellers, and (B) with regard to the foregoing clause (b)(v), insofar as such actions could create incremental Liabilities against Sellers in excess of Buyer’s aggregate return liability to Retailers amount as of March 31, 2023, Buyer and Sellers shall reasonably agree on such steps prior to undertaking them.

32

(ii) On the Agreement Date, contemporaneous with Buyer’s funding of the Deposit set forth in Section 3.3(a), Seller transfer $825,000 in cash to Buyer in respect of the following designated Retailer liabilities: (A) for the benefit of Target—$500,000, which amount shall constitute full and final satisfaction of that certain invoice number 12123SC1027, dated January 24, 2023, as previously agreed by and between Sellers and Buyer in Q3 2022; and (B) for the benefit of Walgreens—$325,000, which amount shall be allocated in respect of that certain CLR arrangement previously negotiated as between Seller and Walgreens.

(iii) No later than one Business Day prior to the Petition Date, Sellers shall deposit $900,000 into an escrow account acceptable to Buyer, to be held in escrow solely for the benefit of the following Retailers: Wal-Mart, Walgreens, CVS, Rite-Aid, and certain of Sellers’ grocery store Product retailers (collectively, the “Retailer Escrowed Funds”) in relation to amounts that are or will become due and payable during the Interim Period for Product returns required under certain discontinuation letter, dated December 1, 2022, issued by Sellers, in relation to VAZALORE® 81mg 12-count Products. Such escrow arrangement shall be acceptable to Buyer in its sole discretion. During the Interim Period, Sellers and Buyer shall use their reasonable best efforts to reconcile all such amounts due and payable to applicable Retailers. No later than 180 days following the Closing Date, the Parties shall complete the reconciliation of such amounts and any surplus amounts from the Retailer Escrowed Funds shall be promptly returned to Sellers or their designee(s).

(iv) During the Interim Period, Sellers agree Buyer is authorized and entitled to continue to withhold any cash payments to Sellers in accordance with the terms of to that certain Warehousing and Distribution Services Agreement, dated as of July 1, 2021, by and between Sellers and Buyer’s affiliate, or otherwise, and Buyer’s Claim amount shall be reduced on a dollar-for-dollar basis on account of such net withholdings, if any.

(v) If for any reason this Agreement is terminated prior to the Closing of the Transactions contemplated by this Agreement, this Section 6.1(b) shall survive such early termination until all obligations of the Parties hereunder have been performed or discharged.

(c) Sellers acknowledge and agree that their commercial arrangements with Buyer and its Affiliates have been modified by the IOI and this Agreement, including in respect of the Interim Operating Covenants set forth in this Section 6.1.  Such covenants are consistent with, and shall continue in, the Ordinary Course of Business of Sellers.  Furthermore, Sellers acknowledge and agree that Buyer’s and its Affiliates’ continued performance in reliance upon and relation to such covenants does not implicate the automatic stay under section 362 of the Bankruptcy Code in any respect.

6.2 Access. Subject to applicable Law, during the Interim Period, Sellers shall give Buyer and its Representatives reasonable access during normal business hours to the offices, properties, officers, employees, accountants, auditors, counsel and other representatives, data, books and records of Sellers to the extent relating to the Acquired Assets, as Buyer reasonably deems necessary in connection with effectuating the Transactions contemplated by this Agreement. It is acknowledged and understood that no investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or other agreement given or made by Sellers hereunder. Buyer agrees that any on-site inspections of any of Acquired Assets, shall be conducted in the presence of Sellers or their Representatives. All inspections shall be conducted so as not to interfere unreasonably with the use of any of the Acquired Assets by Sellers, or operation of the Business, and shall not violate any applicable Law or confidentiality obligations of any Seller. Notwithstanding the foregoing, Buyer and its Representatives shall not be entitled to any records or information pursuant to this Section 6.2, or otherwise, that is subject to legal privilege or that would or could trigger a breach or violation of any obligations under any confidentiality or privacy provision or privacy rule, to which any Seller is subject by Law or Contract.

33

6.3 Public Announcements. Buyer and Sellers will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or public announcement of this Agreement and the Transactions, but neither Buyer nor Sellers shall issue any press release without the prior written approval of the other Party, which approval shall not be unreasonably withheld, in each case except as may be required by Law, court process (including the filing of this Agreement with the Bankruptcy Court as an exhibit to the Bidding Procedures Motion) or by obligations pursuant to any listing agreement with any national securities exchange, in which case the non-disclosing party will have the right to review and comment on such release, announcement or communication prior to publication. Buyer and Sellers shall cause their respective Affiliates and Representatives to comply with this Section 6.3. This section shall survive the Closing or earlier termination of this Agreement.

6.4 Tax Matters.

(a) Half of the Transfer Taxes arising out of the transfer of the Acquired Assets pursuant to this Agreement shall be borne by Sellers, with the other half being borne by Buyer. Sellers and Buyer shall cooperate to timely prepare and file any Tax Returns relating to such Transfer Taxes, including any Claim for exemption or exclusion from the application or imposition of any Transfer Taxes. Buyer or Sellers, as applicable, shall file all necessary documentation and returns with respect to such Transfer Taxes when due, and shall promptly, following the filing thereof, furnish a copy of such return or other filing and a copy of a receipt showing payment of any such Transfer Tax to the other Parties hereto. Buyer and Sellers shall each pay half of the Transfer Taxes when due.

(b) Each of Buyer, on the one hand, and Sellers, on the other hand, shall cooperate fully, as and to the extent reasonably requested, in connection with the preparation and filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes and shall furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Acquired Assets and the Business as is reasonably necessary for filing of all Tax Returns, including any Claim for exemption or exclusion from the application or imposition of any Taxes, the preparation for any audit by any Tax Authority and the prosecution or defense of any Proceeding relating to any Tax Return.

34

6.5 Commercially Reasonable Efforts.

(a) Unless otherwise specifically set forth in this Agreement, each Party shall use its commercially reasonably efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Law to consummate and make effective the Transactions. Without limiting the generality of the foregoing, the Parties will use their respective reasonable best efforts to (i) take all actions necessary to transfer the Acquired Assets, (ii) take all actions necessary to cause all conditions set forth in Article 7 to be satisfied as soon as practicable, (iii) lift or rescind any existing Order preventing, prohibiting or delaying the consummation of the Transactions, (iv) effect all necessary registration, applications, notices and other filings required by applicable Law, including, as applicable to Sellers, under the Bankruptcy Code, and (v) execute and deliver any additional instruments necessary to fully carry out the purposes of this Agreement. Buyer shall not and shall cause its Affiliates and Representatives not to take any action that would reasonably be expected to prevent or materially delay the approval of any Governmental Entity of any of the filings referred to in this Section 6.5.

(b) To the extent Buyer comes into the possession of any Personally Identifiable Information, Buyer shall immediately deliver such information to Sellers and destroy and/or delete all copies of such information and provide Sellers with evidence of such destruction.

6.6 Further Assurances.

(a) Subject to the other provisions hereof, Sellers shall use their reasonable best efforts to perform its obligations hereunder and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to cause the Transactions contemplated herein to be effected as soon as practicable, but in any event on or prior to the Outside Date, in accordance with the terms hereof and shall cooperate in a commercially reasonable manner with each other Party hereto and its representatives in connection with any action required to be taken as a part of its obligations hereunder. From time to time after the Closing, each of Buyer and Sellers, at the request of the other, will execute and deliver such other instruments of conveyance and transfer or other instruments or documents, and take or arrange for such other actions, as may reasonably be required to effect any of the Transactions contemplated by this Agreement; provided that, notwithstanding anything to the contrary in this Section 6.6 or any other provision of this Agreement, neither Buyer nor Sellers shall (i) be required to execute any document or take any action that would increase the Liability or obligation of the Party of whom such document or action is requested beyond that such Party would have pursuant to the other provisions of this Agreement, (ii) require or cause the Party of whom such action or document is requested to initiate, join in or otherwise become a Party to any Legal Proceeding, or (iii) cause such Party to incur any material cost or expense that is not already imposed upon it by another provision of this Agreement; provided, further that Sellers’ obligations under this Section 6.6 shall terminate upon the effective date of a confirmed plan of liquidation, or conversion or dismissal of the Bankruptcy Case.

(b) Sellers will promptly notify Buyer in writing of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions contemplated by this Agreement; (ii) any notice or other communication from any Governmental Entity, or any Legal Proceeding by any Governmental Entity, related to or in connection with the Transactions contemplated by this Agreement (including that may restrain, enjoin or otherwise prohibit the consummation of the Transactions contemplated by this Agreement); (iii) the discovery of any variances from, or the existence or occurrence of any event, fact or circumstance arising after the execution of this Agreement that would reasonably be expected to cause, any of the representations and warranties contained herein to be untrue or inaccurate; and (iv) any event that has had, or is reasonably expected to have, a Seller Material Adverse Effect, or would otherwise cause, or reasonably be expected to cause, the failure of any condition to Closing for the benefit of Buyer.

35

(c) From and after the Closing, if any Seller or any of its Affiliates receives any right, property or asset that is a Acquired Asset, Sellers shall promptly transfer or cause their Affiliate to transfer such right, property, or asset (and shall promptly endorse and deliver any such asset that is received in the form of cash, checks or other documents) to Buyer, and such asset will be deemed the property of Buyer held in trust by Sellers for Buyer until so transferred.

(d) With respect to any Acquired Asset whose title is not transferred to Buyer as of the Closing, Sellers hereby grant to Buyer an irrevocable, exclusive, royalty-free, fully paid-up, sublicensable, transferrable license for no additional consideration.

(e) For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary: (i) Sellers acknowledge and agree that, from and after the Closing, Sellers shall not have any right, title or interest in or to any Seller Intellectual Property; and (ii) from and after the Closing, Sellers shall cease and discontinue any and all use of any and all Seller Intellectual Property.

6.7 Bankruptcy Court Matters.

(a) Without limiting any other covenant set forth herein in any respect, Sellers shall use commercially reasonable efforts to provide draft copies of all motions, including “first day” motions, applications, and other documents that any Seller intends to file with the Bankruptcy Court in the Chapter 11 Cases to counsel for Buyer at least two (2) Business Days prior to the date when such Person intends to file such document, and shall consult in good faith with such counsel regarding the form and substance of any such proposed filing.

(b) Sellers shall pursue the entry of the Bidding Procedures Order and the Sale Order. Sellers shall use commercially reasonable efforts to comply (or obtain an order from the Bankruptcy Court waiving compliance) with all requirements under the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules and the Local Bankruptcy Rules in connection with obtaining approval of the Bidding Procedures Order and the Sale Order. Sellers shall consult with Buyer and its Representatives concerning the Bidding Procedures Order, the Sale Order, any other Orders of the Bankruptcy Court relating to the Transactions, and the bankruptcy proceedings in connection therewith, and use commercially reasonable efforts to provide Buyer with copies of applications, pleadings, notices, proposed Orders and other documents relating to such proceedings as soon as reasonably practicable prior to filing. In furtherance of the foregoing, Sellers shall provide Buyer with a reasonable opportunity to review and comment on all material motions to be filed in the Chapter 11 Cases that relate to the transactions contemplated by this Agreement, to the extent practicable, prior to their filing with the Bankruptcy Court

(c) Buyer agrees that it will promptly take such actions as are reasonably requested by Sellers to assist in obtaining entry of the Bidding Procedures Order and the Sale Order and a finding of adequate assurance of future performance by Buyer, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Buyer under this Agreement and demonstrating that Buyer is a “good faith” purchaser under section 363(m) of the Bankruptcy Code; provided, however, in no event shall Buyer or Sellers be required to agree to any amendment of this Agreement.

36

(d) Sellers shall satisfy each of the following requirements by the deadlines set forth herein, each of which may be extended or waived with Buyer’s written consent in its sole discretion (collectively, the “Milestones”):

(i) On the Agreement Date, Sellers shall have made the payments to or for the benefit of certain Retailers in accordance with Section 6.1(b)(ii) hereof;

(ii) No later than one business day before the Petition Date, Sellers shall have funded an escrow account with the Retailer Escrowed Funds in accordance with Section 6.1(b)(iii) hereof;

(iii) Sellers shall have commenced the Chapter 11 Cases by no later than April 13, 2023;

(iv) No later than the Petition Date, Sellers shall have filed the Bidding Procedures Motion, the form and substance of which shall be acceptable to Buyer;

(v) No later than 21 days after the Petition Date Sellers shall obtain entry of the Bidding Procedures Order by the Bankruptcy Court, the form and substance of which shall be acceptable to Buyer, which approves the Bidding Procedures Motion, the Bidding Procedures, the Bid Protections, and designates Buyer as the “Stalking Horse”;

(vi) No later than 40 days after the Petition Date, the Auction (if necessary) shall have occurred pursuant to the Bidding Procedures Order;

(vii) No later than the earlier of (a) 5 days after any auction, and (b) 45 days after the Petition Date, Sellers shall have obtained entry of the Sale Order, the form and substance of which shall be acceptable to Buyer, which approves the Transaction; and

(viii) No later than the Outside Date, the Closing shall have occurred.

(e) From and after the date hereof, Sellers shall not take any action that is intended to result in, or fail to take any action the intent of which failure to act would result in, the reversal, voiding, modification or staying of the Bidding Procedures Order or, if Buyer is the Successful Bidder at the Auction, the Sale Order.

(f) Sellers further covenant and agree that, after the entry of the Sale Order, the terms of any chapter 11 plan, motion(s) to dismiss or convert the Chapter 11 Cases, or other case closing procedural relief requested that Sellers submit to the Bankruptcy Court, or any other court for confirmation or sanction, shall not be intended to (or reasonably likely to) supersede, abrogate, nullify or restrict the terms of this Agreement in any material respect, or prevent the consummation or performance of the Transactions.

37

(g) Sellers acknowledge and agree that Buyer has expended considerable time and expense in connection with this Agreement, and the negotiation thereof, and the identification and quantification of assets to be included in the Acquired Assets. In consideration therefor, the Bidding Procedures Motion shall include a request from Sellers that the Bankruptcy Court approve the Break-Up Fee and Expense Reimbursement as allowed superpriority administrative expense claims against Sellers’ estates pursuant to sections 105(a), 503(b), and 507(a)(2) of the Bankruptcy Code with priority over all other administrative expenses of the kind specified in section 503(b) of the Bankruptcy Code.

6.8 Cure Costs. Sellers shall sell, transfer and assign, all Assumed Contracts to Buyer, and Buyer shall purchase and assume all Assumed Contracts from Sellers, as of the Closing Date pursuant to sections 363 and 365 of the Bankruptcy Code and the Sale Order. In connection with debts incurred or the assignment and assumption of the Assumed Contracts, Buyer shall cure any monetary defaults of the debts incurred or under the Assumed Contracts by payment of any Cure Costs as determined in accordance with the Bidding Procedures Order and Sale Order.

6.9Solicitation of Alternative Transactions in Accordance with Bidding Procedures.

(a)From and after the Petition Date, the Sellers and their Representatives shall be permitted to solicit, initiate, encourage, respond to, or take any other action designed to solicit an Alternative Transaction, provided that the foregoing is in accordance with, and limited by, the terms and conditions of the proposed Bidding Procedures, including the Qualified Bid requirements set forth in the proposed Bidding Procedures.

(b)If an Auction is conducted, and Buyer is not the Successful Bidder, Buyer shall, in accordance with and subject to the Bidding Procedures, be required to serve as the back-up bidder if Buyer is the next highest or otherwise best bidder at the Auction (such party that is the next highest or otherwise best bidder at the Auction, the “Back-Up Bidder”) and, if Buyer is the Back-Up Bidder, Buyer shall, notwithstanding Section 8.1(b)(ii), be required to keep its bid to consummate the Transactions on the terms and conditions set forth in this Agreement (as the same may be improved upon by Buyer in the Auction) open and irrevocable until the Outside Date. Following the Auction, if the Successful Bidder fails to consummate the applicable Alternative Transaction as a result of a breach or failure to perform on the part of such Successful Bidder, then Buyer, if Buyer is the Back-Up Bidder, will be deemed to have the new prevailing bid, and Sellers may seek authority to consummate the Transactions on the terms and conditions set forth in this Agreement (as the same may be improved upon by Buyer in the Auction); provided that the closing shall occur no later than the date that is three (3) Business Days after the Outside Date, unless such date is otherwise extended by Buyer in its sole discretion.

38

6.10Notification of Certain Matters. To the extent permitted by applicable Law, Sellers will give prompt written notice to the Buyer of (a) the existence of any fact or circumstance, or the occurrence of any event, of which it has Knowledge that would reasonably be likely to cause a condition to the Seller’s obligations to consummate the Transactions set forth in Article 7 not to be satisfied as of any date, including the breach of any representation, warranty, or covenant in this Agreement, (b) any notice or other communication from any Person asserting that the consent of such Person which is or may be required in connection with the Transactions is not likely to be obtained prior to Closing or any written objection or proceeding challenging the Transactions or the entry of the approval by the Bankruptcy Court, or (c) the receipt of any notice or other communication from any Governmental Entity in connection with the Transactions contemplated by this Agreement; provided, however, that the delivery of any such notice pursuant to this Section 6.10 shall not be deemed to amend or supplement this Agreement and the failure to deliver any such notice shall not constitute a waiver of any right or condition to the consummation of the Transactions contemplated hereby by any Party. Subject to (i) any confidentiality provisions binding the Sellers and (ii) restrictions of access to classified information, Sellers shall permit Buyer or its Representatives to review in advance any proposed material written or material oral communication or information submitted to any Governmental Entity in connection with the Transactions, shall furnish Buyer with copies of all correspondence, filings and communications with any Governmental Entity, and shall not agree to participate in any meeting with any Governmental Entity related to the Transactions unless Sellers consult with Buyer in advance and, to the extent permitted by any such Governmental Entity, give Buyer the opportunity to attend and participate in such meeting, in each case to the maximum extent practicable and in accordance with applicable Law. Each Party shall furnish the other Party with such necessary information and assistance as such other Party may reasonably request in connection with their preparation of filings, registrations, requests or submissions of information to any Governmental Entity in connection with this Agreement and the Transactions.

6.11 Confidentiality. The Parties hereby acknowledge and agree that the Confidentiality Agreement is enforceable in accordance with its terms, it being understood and agreed, however, that such Confidentiality Agreement shall terminate automatically effective as of the Closing.

6.12 Approvals and Consents. Subject to the terms and conditions of this Agreement (including Section 6.14 (Permits)), each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Transactions, including (i) preparing and filing or otherwise providing, in consultation with the other Party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the Transactions, and (ii) taking all steps as may be necessary, subject to the limitations in this Section 6.12, to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals from any third party or any Governmental Entity. Buyer shall be responsible for all filing fees payable in connection with such filings; provided that all other costs and expenses incurred in connection with this Section 6.12 (including, for the avoidance of doubt, all costs and expenses payable by such Party to any of its financial advisors, attorneys, accountants, advisors, consultants or other Representatives) shall be paid by the Party incurring such costs and expenses.

39

6.13 Update of Disclosure Schedules. From the date of this Agreement until the Closing Date, Sellers shall as promptly as reasonably practicable deliver any new schedules or supplement or amend the Disclosure Schedules with respect to any matter that, if existing, occurring or known after the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules if such matter had existed, occurred, or been known as of the date of this Agreement.

6.14 Permits. As promptly as practicable after the Closing, Sellers and Buyer shall file with each applicable Governmental Entity the notices and information required pursuant to any applicable Law to transfer the Permits included in the Acquired Assets from Sellers to Buyer. The Parties also agree to use all reasonable best efforts to take any and all other actions at Sellers’ sole cost and expense required by any Governmental Entity to effect the transfer of the Transferred Permits from Sellers to Buyer. Buyer and Sellers shall jointly be responsible for all filing fees and reasonable out-of-pocket transfer costs payable in connection with this Section 6.14; provided that all other costs and expenses incurred in connection with this Section 6.14 (including, for the avoidance of doubt, all costs and expenses payable by such Party to any of its financial advisors, attorneys, accountants, advisors, consultants or other Representatives) shall be paid by the Party incurring such costs and expenses.6.15Bulk Transfer Laws. Sellers shall ensure that the Sale Order provides either that: (i) Sellers have complied with any applicable bulk sale or bulk transfer Laws of any jurisdiction, including the United Nations Convention on the Sale of Goods, in connection with the Transactions contemplated by this Agreement; or (ii) compliance with such Laws described in the foregoing clause (i) is not necessary or appropriate under the circumstances. Further, the Parties intend that pursuant to section 363(f) of the Bankruptcy Code and to the extent provided for in the Sale Order, the transfer of the Acquired Assets shall be free and clear of any Liens on the Acquired Assets (except Permitted Liens, if any), including any Liens arising out of the bulk transfer Laws, and Sellers shall take such steps as may be necessary or appropriate to so provide in the Sale Order.

6.16 Buyer Deficiency Claim. Subject to the consummation of the Transactions contemplated under this Agreement, Sellers acknowledge and agree that Buyer shall be entitled to a deficiency claim, calculated as set forth in Section 3.2(c). Buyer and Seller shall cooperate in good faith to determine the full quantum of Buyer’s secured Claim against Sellers and their chapter 11 estates. The reconciled amount of the Buyer’s secured Claim for the purpose of its final Credit Bid Consideration shall be set forth in the Bidding Procedures Order. For the avoidance of doubt, the Bidding Procedures Order shall contain a provision whereby Sellers acknowledge, admit, stipulate, and agree to the validity, quantum, enforceability, and relative priority of the Buyer’s reconciled, secured Claims.

6.17 Preservation of Records. After the Closing Date, Buyer shall provide to Sellers and their respective Affiliates and Representatives—after reasonable notice and during normal business hours and at Sellers’ expense—reasonable access to, including the right to make copies of, all Acquired Business Information included in and otherwise related to the Acquired Assets for periods prior to the Closing and shall preserve such Acquired Business Information until the later of (i) the conclusion of all bankruptcy proceedings relating to the Chapter 11 Cases, or (ii) in the case of Acquired Business Information relating to Taxes, the expiration of the statute of limitations applicable to such Taxes.

40

6.18 Third-Party Consents. To the extent that Sellers’ rights under any Contract or Permit constituting an Acquired Asset, or any other Acquired Asset, might not be assigned to Buyer without the consent of another Person that has not been obtained as of the Closing, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and the Sellers shall use commercially reasonable efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained, or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Acquired Asset in question, so that Buyer would not in effect acquire the benefit of all such rights, Sellers, to the maximum extent permitted by applicable Law and the Acquired Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by applicable Law and the Acquired Asset, with Buyer in any other reasonable arrangement designed to provide such benefits (or equivalent benefits) to Buyer. Furthermore, to the extent that Sellers have not obtained (i) one or more required consents, modifications, or terminations set forth in Section 4.3 of the Disclosure Schedules, and Buyer has not expressly waived satisfaction of such condition in writing, or (ii) any other notice, consent or modification reasonably required or requested by the Buyer at or following the Closing, Sellers shall use commercially reasonable efforts to obtain any such required consents, other notices, consents, modifications, or terminations as promptly as possible following the Closing.

Article VII.
Conditions to Obligations of The Parties

7.1 Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the Transactions is subject to the satisfaction (or written waiver by Buyer) at or prior to the Closing Date in all material respects of each of the following conditions:

(a) Accuracy of Representations and Warranties. The representations and warranties of Sellers set forth herein, including Article 4 hereof, shall be true and correct in all material respects as of the Agreement Date and at and as of the Closing as though made at and as of the Closing (in each case, except to the extent expressly made as of another date, in which case as of such date as if made at and as of such date).

(b) Performance of Obligations. Sellers shall have performed all obligations and agreements contained in this Agreement required to be performed by them on or prior to the Closing Date, including all of their performance obligations under Section 3.1(b) hereof.

(c) Sale Order. After notice and a hearing as defined in Section 102(1) of the Bankruptcy Code, the Bankruptcy Court shall have entered the Sale Order, and such Sale Order (i) shall have become final and non-appealable, (ii) shall not have been reversed, stayed, modified or amended, vacated, and as to which the time to appeal or seek certiorari or move for a vacatur, new trial, reargument or rehearing has expired, and no appeal or petition for certiorari or other proceedings for a vacatur, new trial, reargument or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been timely filed has been withdrawn or resolved by the highest court to which the Order was appealed or from which certiorari was sought or the vacatur, new trial, reargument or rehearing shall have been denied or resulted in no modification of such Order, and (iii) shall not have been amended, supplemented or otherwise modified in a manner that results in such Sale Order no longer being in form and substance acceptable to Buyer in its sole discretion.

41

(d) Officer’s Certificate. Buyer shall have received a certificate, dated the Closing Date, of an executive officer of each Seller to the effect that the conditions specified in Section 7.1(a), and Section 7.1(b) above have been fulfilled.

(e) No Order. No court or other Governmental Entity has issued, enacted, entered, promulgated or enforced any Law or Order (that is final and non-appealable and that has not been vacated, withdrawn or overturned) restraining, staying, enjoining or otherwise prohibiting the Transactions.

(f) Compliance with Indication of Interest. Sellers shall have fully performed those obligations required to be performed prior to the Agreement Date under that certain Indication of Interest, dated as of March 31, 2023, by and between Sellers and Buyer (the “IOI”).

(g) Governmental Approvals. (i) All approvals or consents of Governmental Entities required prior to Closing that are material to the Business or to Buyer and its Affiliates shall have been obtained, and (ii) there shall be no Law or Order that restrains or prevents the Transactions.

(h) Credit Bid. (i) The Bankruptcy Court shall have entered a final non-appealable Order permitting Buyer to offset not less than the amount of the Credit Bid Consideration, of Buyer’s then-outstanding secured Claims as of the Closing, and (ii) there shall be no cause under section 363(k) of the Bankruptcy Code prohibiting Buyer from offsetting not less than the amount of the Credit Bid Consideration, of Buyer’s outstanding secured Claims at the time of Closing as consideration for the Acquired Assets.

(i) Assumed Contracts; Consents. To the extent the assignment of an Assumed Contract is not authorized by the Sale Order, Sellers shall have obtained any consent or approval required under the Assumed Contracts as a result of the execution or performance of this Agreement or the consummation of the Transactions, in form and substance reasonably satisfactory to Buyer, and each such consent shall be in full force and effect and shall not have been revoked.

(j) Permits. Sellers shall have assigned to Buyer pursuant to Section 365 of the Bankruptcy Code and the Sale Order, any Permits that Buyer determines in its reasonable discretion to be material to the Business, and such Permits shall be in full force and effect and shall not have been revoked.

7.2 Conditions Precedent to the Obligations of Sellers. The obligation of Sellers to consummate the Transactions is subject to the satisfaction (or written waiver by Sellers) at or prior to the Closing Date in all material respects of each of the following conditions:

(a) Accuracy of Representations and Warranties. The representations and warranties of Buyer set forth herein, including Article 5 hereof, shall be true and correct in all material respects as of the Agreement Date and at and as of the Closing as though made at and as of the Closing (in each case, except to the extent expressly made as of another date, in which case as of such date as if made at and as of such date).

42

(b) Performance of Obligations. Buyer shall have performed in all material respects all obligations and agreements contained in this Agreement required to be performed by it on or prior to the Closing Date.

(c) Sale Order. After notice and a hearing as defined in Section 102(1) of the Bankruptcy Code, the Bankruptcy Court shall have entered the Sale Order, and such Sale Order (i) shall have become final and non-appealable, (ii) shall not have been reversed, stayed, modified or amended, vacated, and as to which the time to appeal or seek certiorari or move for a vacatur, new trial, reargument or rehearing has expired, and no appeal or petition for certiorari or other proceedings for a vacatur, new trial, reargument or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been timely filed has been withdrawn or resolved by the highest court to which the Order was appealed or from which certiorari was sought or the vacatur, new trial, reargument or rehearing shall have been denied or resulted in no modification of such Order, and (iii) shall not have been amended, supplemented or otherwise modified in a manner that results in such Sale Order no longer being in form and substance acceptable to Buyer in its sole discretion.

(d) Officer’s Certificate. Sellers shall have received a certificate, dated the Closing Date, of an executive officer of Buyer to the effect that the conditions specified in Section 7.2(a) and Section 7.2(b) above have been fulfilled.

(e) No Order. No court or other Governmental Entity has issued, enacted, entered, promulgated or enforced any Law or Order (that is final and non-appealable and that has not been vacated, withdrawn or overturned) restraining, staying, enjoining or otherwise prohibiting the Transactions.

7.3 Frustration of Conditions Precedent. Neither Buyer nor Sellers may rely on the failure of any condition set forth in this Article 7, as applicable, to be satisfied if such failure was caused by such Party’s breach of this Agreement.

Article VIII.
Termination

8.1 Termination of Agreement. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:

(a) by mutual written agreement of Sellers and Buyer;

(b) by either Sellers or Buyer:

(i) if there shall be any Law that makes consummation of the Transactions illegal or otherwise prohibited, or if any Order permanently restraining, prohibiting, staying or enjoining Buyer or Sellers from consummating the Transactions is entered and such Order shall become final; provided, however, that no termination may be made by a Party under this Section 8.1(b)(i) if the issuance of such Order was caused by the breach of any representations, warranties, covenants or agreements contained in this Agreement by such Party;

43

(ii) subject to Section 6.9(b), upon the Bankruptcy Court’s entry of an order approving an Alternative Transaction;

(iii) if the Closing shall not have occurred on or before the Outside Date, provided, however that no termination may be made by a Party under this Section 8.1(b)(iii) if the failure to close on or before the Outside Date was caused by the breach of any representations, warranties, covenants or agreements contained in this Agreement by such Party;

(iv) if (A) a trustee or an examiner with expanded powers is appointed in any of the Chapter 11 Cases, or (B) any of the Chapter 11 Cases are dismissed or converted to a case under Chapter 7 of the Bankruptcy Code;

(c) by Buyer if there has been a material breach by any Seller of any representation, warranty, covenant, or agreement contained in this Agreement that would prevent the satisfaction of the conditions to the obligations of Buyer at Closing set forth in Section 7.1(a) and Section 7.1(b), and such breach has not been waived by Buyer, or, if such breach is curable, cured by such Seller prior to the earlier to occur of (A) five (5) days after receipt of Buyer’s notice of such breach, and (B) the Outside Date.

(d) by Buyer if, subject to Section 6.9(b), (i) Sellers enter into an Alternative Transaction, or (ii) Buyer is neither the Successful Bidder nor the Back-Up Bidder following an Auction.

(e) by Buyer if (i) any Milestone is not satisfied for any reason, (ii) any payment obligation set forth in Section 6.1(b) is not satisfied when due for any reason, or (iii) at any time after entry of the Bidding Procedures Order or the Sale Order, such Orders are reversed, stayed for more than fourteen (14) days, vacated or modified.

(f) by the Buyer if for any reason Buyer is not authorized, pursuant to section 363(k) of the Bankruptcy Code or otherwise, to credit bid not less than the Credit Bid Consideration, and up to $7,588,255.00, in payment of the Purchase Price as set forth in Section 3.2(a) and the reconciliation set forth in Section 6.16.

(g) by Buyer if any holders of Sellers’ Series A Preferred Stock or Series B Preferred Stock file a document in any court, or otherwise publicly make an assertion, contending that a Seller does not have authority or the requisite consents to enter into this Agreement, commence the Chapter 11 Cases, or otherwise consummate the Transactions contemplated herein, unless such filing is withdrawn or overruled by a court of competent jurisdiction on a final basis with prejudice or such assertion is publicly revoked, and, for the avoidance of doubt, notwithstanding any disclosures made by Sellers in Section 4.4 of the Disclosure Schedules.

(h) by Sellers if there has been a material breach by any Buyer of any representation, warranty, covenant, or agreement contained in this Agreement that would prevent the satisfaction of the conditions to the obligations of Sellers at Closing set forth in Section 7.2(a) and Section 7.2(b), and such breach has not been waived by Sellers, or, if such breach is curable, cured by Buyer prior to the earlier to occur of (A) five (5) days after receipt of Sellers’ notice of such breach, and (B) the Outside Date; provided, that Sellers shall not have a right of termination pursuant to this Section 8.1(h) if Buyer could, at such time, terminate this Agreement pursuant to Section 8.1(c).

44

(i) by Sellers if the governing body of Sellers determines, upon advice from outside legal counsel, that failing to terminate this Agreement would violate its or such governing body’s fiduciary obligations, including to consummate an Alternative Transaction.

8.2 Consequences of Termination.

(a) In the event of any termination of this Agreement by either or both of Buyer and Sellers pursuant to Section 8.1, written Notice thereof shall be given by the terminating Party to the other Parties hereto, specifying the provision hereof pursuant to which such termination is made, this Agreement shall thereupon terminate and become void and of no further force and effect, except for this Section 8.2 (Consequences of Termination), and Section 3.3 (Deposit), Section 6.1(b) (Interim Operating Covenants), Section 6.3 (Public Announcements), Section 6.11 (Confidentiality), Article 9 (Miscellaneous), and to the extent applicable in respect of such Sections and Article, Article 1 (Definitions)), and the Transactions shall be abandoned without further action of the Parties hereto, except that, subject to Section 8.2(b) such termination shall not relieve any Party of any Liability for Fraud, gross negligence, or breach of this Agreement.

(b) Expense Reimbursement and Break-Up Fee.

(i) Sellers shall, within two (2) Business Days after any termination of this Agreement other than pursuant to Section 8.1(h), pay to Buyer, by wire transfer of immediately available funds, cash in an amount equal to the Expense Reimbursement.

(ii) If this Agreement is terminated for any reason other than pursuant to Section 8.1(h), Sellers shall pay to Buyer, by wire transfer of immediately available funds, cash in an amount equal to the Break-Up Fee upon the consummation of an Alternative Transaction. Any payment made pursuant to this Section 8.2(b)(ii) shall be made at the closing of the Alternative Transaction and shall be payable from the proceeds of such Alternative Transaction.

(iii) Sellers acknowledge and agree that (A) the payment of the Expense Reimbursement and Break-Up Fee are integral parts of the Transactions, (B) in the absence of Sellers’ obligations to make these payments, Buyer would not have entered into this Agreement, (C) time is of the essence with respect to the payment of the Expense Reimbursement and Break-Up Fee, and (D) the Expense Reimbursement and Break-Up Fee shall constitute allowed superpriority administrative expense claims against Sellers’ estates pursuant to sections 105(a), 503(b), and 507(a)(2) of the Bankruptcy Code with priority over all other administrative expenses of the kind specified in section 503(b) of the Bankruptcy Code.

Article IX.
Miscellaneous

9.1 Expenses. Except as set forth in this Agreement and whether or not the Transactions are consummated, each Party hereto shall bear all costs and expenses incurred or to be incurred by such Party in connection with this Agreement and the consummation of the Transactions.

45

9.2 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Sellers without the prior written consent of Buyer, or by Buyer without the prior written consent of Sellers; provided, that Buyer may, without the consent of Sellers, assign this Agreement and its rights and obligations hereunder in whole or in part to any Affiliate of Buyer. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, including any liquidating trustee, responsible Person, or similar representative for Sellers or Sellers’ estate appointed in connection with the Chapter 11 Cases.

9.3 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of Sellers (and their estates), Buyer and their respective successors or permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement except as expressly set forth herein.

9.4 Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or that are given with respect to this Agreement shall be in writing and shall be personally served, delivered by a nationally recognized overnight delivery service with charges prepaid, or transmitted by hand delivery, or facsimile or electronic mail, addressed as set forth below, or to such other address as such Party shall have specified most recently by written Notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by facsimile or electronic mail with confirmation of receipt; provided that if delivered or transmitted on a day other than a Business Day or after 5:00 p.m. Eastern Time, notice shall be deemed given on the next Business Day. Notice otherwise sent as provided herein shall be deemed given on the next Business Day following timely deposit of such Notice with an overnight delivery service:

If to any Seller:	PLx Pharma Inc.

PLx Opco Inc.

9 Fishers Lane, Suite E

Sparta, New Jersey 07871

Attention:	Natasha Giordano
Email:	ngiordano@plxpharma.com

With copies to:	Raymond James & Associates

320 Park Avenue

New York, New York 10022

Attention:	Raymond James, Investment Banker
Email:	Geoffrey.Richards@RaymondJames.com

-and-

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, New York 10019

Attention:	Adam H. Friedman
Email:	afriedman@olshanlaw.com

46

If to Buyer:	PLx Acquisition Company, LLC

c/o Greenwood Brands LLC

4455 Genesee Street

Buffalo, New York 14225

Attention:	George Cleary, Authorized Signatory
Email:	george.cleary@mpgllc.com

With copies to:	DLA Piper LLP (US)

444 West Lake Street, Suite 900

Chicago, Illinois 60606

Attention:	W. Benjamin Winger and Katie Allison
Email:	benjamin.winger@us.dlapiper.com katie.allison@us.dlapiper.com

Rejection of or refusal to accept any Notice, or the inability to deliver any Notice because of changed address of which no Notice was given, shall be deemed to be receipt of the Notice as of the date of such rejection, refusal or inability to deliver.

9.5 Choice of Law. Except to the extent the mandatory provisions of the Bankruptcy Code apply, this Agreement shall be construed and interpreted, and the rights of the Parties shall be determined, in accordance with the Laws of the State of Delaware, without giving effect to any provision thereof that would require or permit the application of the substantive laws of any other jurisdiction.

9.6 Entire Agreement; Amendments and Waivers. This Agreement, the Sale Order, and all Transaction Documents and all certificates and instruments delivered pursuant hereto and thereto constitute the entire agreement among the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the Parties. This Agreement may be amended, supplemented or modified, and any of the terms, covenants, representations, warranties or conditions may be waived, only by a written instrument executed by Buyer and Sellers, or in the case of a waiver, by the Party waiving compliance. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), and no such waiver shall constitute a continuing waiver unless otherwise expressly provided.

9.7 Counterparts; Facsimile and Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the Party against whom enforcement is sought.

47

9.8 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement. In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be illegal, invalid or unenforceable, such provisions shall be limited or eliminated only to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect.

9.9 Headings. The table of contents and the headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

9.10 Exclusive Jurisdiction; Specific Performance.

(a) Subject to Section 9.10(b), without limiting any Party’s right to appeal any order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any Claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the Transactions, and (ii) any and all Proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the Parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive Notices at such locations as indicated in Section 9.4. For the avoidance of doubt, this Section 9.10 shall not apply to any Claims that Buyer or its Affiliates may have against any third party following the Closing.

(b) Notwithstanding anything herein to the contrary, in the event the Chapter 11 Cases of Sellers are closed or dismissed, the Parties hereby agree that all Claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the Transactions, shall be heard and determined exclusively in any federal court sitting in the District of Delaware or, if that court does not have subject matter jurisdiction, in any state court located in the County of New Castle, Delaware (and, in each case, any appellate court thereof), and the Parties hereby consent to and submit to the jurisdiction and venue of such courts.

(c) Buyer acknowledges that Sellers would be damaged irreparably in the event that the terms of this Agreement are not performed by Buyer in accordance with its specific terms or otherwise breached or Buyer fails to consummate the Closing and that, in addition to any other remedy that Sellers may have under law or equity, Sellers shall be entitled to seek injunctive relief to prevent breaches of the terms of this Agreement and to seek to enforce specifically the terms and provisions hereof that are required to be performed by Buyer. Buyer further agrees that no Seller shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.10, and irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(d) Sellers acknowledge that Buyer would be damaged irreparably in the event that the terms of this Agreement are not performed by Sellers in accordance with its specific terms or otherwise breached or Sellers fail to consummate the Closing and that, in addition to any other remedy that Buyer may have under law or equity, Buyer shall be entitled to seek injunctive relief to prevent breaches of the terms of this Agreement and to seek to enforce specifically the terms and provisions hereof that are required to be performed by Sellers. Each Seller further agrees that Buyer shall not be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.10, and irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

48

9.11 WAIVER OF RIGHT TO TRIAL BY JURY. SELLERS AND BUYER HEREBY WAIVE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). FOR THE AVOIDANCE OF DOUBT, THIS SECTION 9.11 SHALL NOT APPLY TO ANY CLAIMS THAT BUYER OR ITS AFFILIATES MAY HAVE AGAINST ANY THIRD PARTY FOLLOWING THE CLOSING.

9.12 Survival. Each and every representation and warranty contained in this Agreement shall expire and be of no further force and effect as of the Closing. Each and every covenant and agreement contained in this Agreement (other than the covenants contained in this Agreement which by their terms are to be performed (in whole or in part) by the Parties following the Closing (each, a “Post-Closing Covenant”)) shall expire and be of no further force and effect as of the Closing. Each Post-Closing Covenant shall survive the Closing until the earlier of (a) performance of such Post-Closing Covenant in accordance with this Agreement or, (b) (i) if time for performance of such Post-Closing Covenant is specified in this Agreement, sixty (60) days following the expiration of the time period for such performance or (ii) if time for performance of such Post-Closing Covenant is not specified in this Agreement, the expiration of the applicable statute of limitations with respect to any claim for any failure to perform such Post-Closing Covenant; provided that if a written notice of any claim with respect to any Post-Closing Covenant is given prior to the expiration thereof then such Post-Closing Covenant shall survive until, but only for purposes of, the resolution of such claim by final, non-appealable judgment or settlement.

9.13 Non-Recourse. All Claims or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or related in any manner to this Agreement or the Transaction Documents may be made only against (and are expressly limited to) the Persons that are expressly identified as parties hereto or thereto (the “Contracting Parties”). In no event shall any Contracting Party have any shared or vicarious Liability for the actions or omissions of any other Person. No Person who is not a Contracting Party, including any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney or representative of, and any financial advisor or lender to, any of the foregoing (“Non-Party Affiliates”), shall have any Liability (whether in contract or in tort, in law or in equity, or granted by statute or based upon any theory that seeks to impose Liability of an entity party against its owners or Affiliates) for any claims, causes of action, obligations or Liabilities arising under, out of, in connection with or related in any manner to this Agreement or the Transaction Documents or based on, in respect of, or by reason of this Agreement or the Transaction Documents or their negotiation, execution, performance or breach; and, to the maximum extent permitted by Law, each Contracting Party hereby knowingly and voluntarily waives and releases all such Liabilities, claims and obligations against any such Non-Party Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, (a) each Contracting Party hereby knowingly and voluntarily waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose Liability of a Contracting Party on any Non-Party Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Non-Party Affiliates with respect to the performance of this Agreement or the Transaction Documents or any representation or warranty made in, in connection with, or as an inducement to this Agreement or the Transaction Documents.

49

9.14 Disclosure Schedules. Except as set forth in this Agreement, the inclusion of any information (including dollar amounts) in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by any Party that such information is required to be listed on such section of the relevant schedule or is material to or outside the Ordinary Course of Business of any Person. The information contained in this Agreement, the exhibits hereto and the Disclosure Schedules, is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever (including any violation of any Law or breach of contract). Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned in this Agreement. The Disclosure Schedules set forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Disclosure Schedules relates; provided, however, that any information set forth in one Section of the Disclosure Schedules will be deemed to apply to each other section or subsection thereof to which its relevance is reasonably apparent on its face.

9.15 Mutual Drafting. This Agreement is the result of the joint efforts of Buyer and Sellers, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the Parties and there is to be no construction against any Party based on any presumption of that Party’s involvement in the drafting thereof.

9.16 Time of Essence. Time is of the essence of this Agreement.

[Remainder of Page Intentionally Left Blank]

50

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of Sellers and Buyer as of the date first above written.

BUYER:

PLx Acquisition Company, LLC

By:	/s/ George Cleary
	Name:	George Cleary
	Title:	Authorized Signatory

[Signature Page to Asset Purchase Agreement – Buyer]

SELLERS:

PLx Pharma Inc.

By:	/s/ Natasha Giordano
	Name:	Natasha Giordano
	Title:	President and Chief Executive Officer

PLx Opco Inc.

By:	/s/ Natasha Giordano
	Name:	Natasha Giordano
	Title:	President and Chief Executive Officer

[Signature Page to Asset Purchase Agreement – Sellers]